Exhibit 10.1

EXECUTION VERSION

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[**]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Securities and Exchange Commission.

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

DATED AS OF MARCH 2, 2018

by and between

ONCONOVA THERAPEUTICS, INC.

and

PINT PHARMA INTERNATIONAL SA

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This License, Development and Commercialization Agreement (this “Agreement”), dated as of March 2, 2018 (the “Effective Date”), is made by and among Onconova Therapeutics, Inc., a Delaware corporation (“Onconova”), and Pint Pharma International SA, a company registered under Swiss laws having its registered office at Route de Chenaux 9, 1091 Bourg-en-Levaux, Switzerland (“Pint”).  Onconova and Pint are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Onconova has certain rights to patents and other intellectual property related to the Compound (as defined below);

WHEREAS, Pint has significant experience in the development and commercialization of pharmaceutical products in the Territory (as defined below);

WHEREAS, Pint desires to license from Onconova such intellectual property rights, and to further Develop and Commercialize the Compound and Products in the Territory for use in the Field (all as defined below), and Onconova desires to grant such a license to Pint in accordance with the terms and conditions of this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Parties are entering into a securities purchase agreement dated as of the date of this Agreement (the “Securities Purchase Agreement”), providing for the issuance to Pint of common stock of Onconova.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meanings set forth in this Article 1 or as otherwise defined elsewhere in this Agreement:

1.1                               “Affiliate” means any Person directly or indirectly controlled by, controlling or under common control with, a Party, but only for so long as such control shall continue.  For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) shall be presumed to exist with respect to a Person in the event of the possession, direct or indirect, of (i) the power to direct or cause the direction of the management and policies of such Person (whether through ownership of securities, by contract or otherwise), or (ii) at least fifty percent (50%) of the voting securities or other comparable equity interests.  The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent

(50%), and that in such case, such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct or cause the direction of the management and policies of such Person.  For the avoidance of doubt, neither of the Parties shall be deemed to be an “Affiliate” of the other.

1.2                               “Commercialize”, “Commercializing” or “Commercialization” means all activities directed to the marketing, promotion, selling or offering for sale of a product for an indication, including planning, market research, pre-marketing, advertising, educating, marketing, promoting, importing, exporting, distributing and post-marketing safety surveillance and reporting.  For clarity, “Commercialization” shall not include any activities related to clinical research, Manufacturing or Development of the Product.

1.3                               “Commercially Reasonable Efforts” means, with respect to a Party’s obligation under this Agreement, including to Develop or Commercialize the Product, the level of diligent and sustained efforts to accomplish an objective as a typical company in the pharmaceutical industry would normally use to accomplish a similar objective under similar circumstances.  It is understood and agreed that such efforts shall be substantially equivalent to those efforts and resources commonly used by typical companies in the pharmaceutical industry for products owned by them or to which they have rights, which are at a similar stage in development or product life or have similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products, the patent and other proprietary position of the product(s), the likelihood of regulatory approval given the Regulatory Authority involved, the profitability of the product including amounts payable to licensors of patents or other intellectual property rights, alternative products, other risks associated with the development or commercialization of the product and other relevant factors.  Commercially Reasonable Efforts will be determined on a market-by-market and indication-by-indication basis for a particular Product, and it is anticipated that the level of effort may be different for different markets, and may change over time, reflecting among other things changes in the status of the Product(s) and market(s) involved.  Payments required to be made to Onconova under this Agreement shall not be considered in evaluating Pint’s obligations to use Commercially Reasonable Efforts.  In addition, other compounds or products owned, licensed, distributed or sold by a Party shall not be considered in evaluating a Party’s obligations to use Commercially Reasonable Efforts.

1.4                               “Competitive Product” means any pharmaceutical product that is being researched, developed or commercialized for the same specific indication(s) for which Regulatory Approval has been obtained or is reasonably anticipated to be obtained for Product in the Territory.

1.5                               “Compound” means the pharmaceutical compound rigosertib, a diagram of which is attached hereto as Schedule 1.5.

1.6                               “Control” means, when used in reference to intellectual property, other intangible property or materials, that a Party owns or has a license or sublicense to such intellectual property, other intangible property or materials, and has the ability to grant a license or sublicense or other right to use such intellectual property, other intangible property or materials, as applicable, as provided for herein, without (i) requiring the consent of a Third Party or (ii) violating the terms of any agreement or other arrangement with any Third Party.

1.7                               “Develop”, “Developing” or “Development” means all activities relating to research, non-clinical, preclinical and clinical, toxicology testing, statistical analysis and reporting, preparation and submission of applications for regulatory approval of the Product, all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining all regulatory approvals for the Product and all other development-related activities that are deemed by the JSC to be Commercially useful.

1.8                               “Development Activities” means those Development activities undertaken by or on behalf of Pint or its Affiliates with respect to the Product in the Field in the Territory consistent with the applicable Development Plan.

1.9                               “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.10                        “Dossier” means the Common Technical Document for the Registration of Pharmaceuticals for Human Use, or equivalent.

1.11                        “FDA” means the U.S. Food and Drug Administration and any successor Governmental Authority having substantially the same function.

1.12                        “FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.13                        “Field” means all uses of Compound or Product in humans.

1.14                        “Finished Product” means Product including primary and secondary packaging and labeling (a) as approved in the country of origin for “named patient” sale in a country within the Territory prior to Regulatory Approval in such country within the Territory, or (b) in Spanish or Portuguese as approved in the country of intended sale within the Territory following Regulatory Approval of Product in such country.

1.15                        “First Commercial Sale” means, with respect to the Product, the first sale of the Product in a given country or other regulatory jurisdiction in the Territory by or on behalf of Pint, its Affiliates or sublicensees to a Third Party.

1.16                        “Good Clinical Practices” or “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (i) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (ii) U.S. Code of Federal Regulations (C.F.R.) Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (iii) the equivalent Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect of the rights, integrity, and confidentiality of trial subjects.

1.17                        “Good Laboratory Practices” or “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and the equivalent Laws in any relevant country, each as may be amended and applicable from time to time.

1.18                        “Good Manufacturing Practices” or “GMP” means all applicable Good Manufacturing Practice standards including (i) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601 and 610, (ii) the principles detailed in the ICH Q7A guidelines and (iii) the equivalent Laws in any relevant country, each as may be amended and applicable from time to time.

1.19                        “Governmental Authority” means any multinational, federal, state, local, municipal or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal), in each case, having jurisdiction over the applicable subject matter.

1.20                        “IND” means (i) an Investigational New Drug Application as defined in the FD&C Act or (ii) the equivalent application to the equivalent agency in any other regulatory jurisdiction outside the U.S., such as a clinical trial application or a clinical trial exemption, the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.21                        “Invention” means any invention, discovery, improvement or technology (in each case, whether patentable or otherwise) that is first discovered or conceived as a result of activities under this Agreement during the Term.

1.22                        “ITT Population” means the trial eligibility criteria set forth in the protocol for the INSPIRE trial as of the Effective Date as approved by the FDA and EMA.

1.23                        “Joint Inventions” means all Inventions developed or invented jointly by, on the one hand, employee(s) of Pint and/or its Affiliates, and/or a Third Party acting on behalf of Pint and/or its Affiliates, and, on the other hand, by employee(s) of Onconova and/or its Affiliates, and/or a Third Party acting on behalf of Onconova and/or its Affiliates.

1.24                        “JSC” means the joint steering committee formed by the Parties as described in Section 3.1.

1.25                        “Know-How” means any proprietary data, results, material(s), technology, and nonpublic information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports and plans, market research, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures.

1.26                        “Laws” means all laws, statutes, rules, regulations, directives, decisions, ordinances, guidelines and other pronouncements of any Governmental Authority.

1.27                        “Manufacture” or “Manufacturing” means all activities related to the manufacturing of the Compound and/or Product, or any ingredient thereof, including manufacturing for clinical use or commercial sale, in-process and finished product testing, release of product, quality assurance activities related to manufacturing and release of product and ongoing stability tests and regulatory activities related to any of the foregoing.

1.28                        “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to sell the Product (but excluding Pricing Approval) in any particular country or regulatory jurisdiction.

1.29                        “NDA” means a New Drug Application as defined in the FD&C Act, filed with the FDA to obtain approval to sell the Product in the United States.

1.30                        “Net Sales” means the gross amount invoiced by or on behalf of Pint or any of its Affiliates or sublicensees (or permitted distributors) on account of sales of the Product to the first Third Party, less the following deductions specifically and solely related to the Product and actually allowed:

(a)                                 customary trade, cash or quantity discounts allowed and taken, to the extent not already reflected in the amount invoiced, but specifically excluding prompt payment and/or cash discounts;

(b)                                 excise, sales and value added taxes and customs duties to the extent included in the price (but specifically excluding, for clarity, any income taxes assessed against the income arising from such sale);

(c)                                  outbound freight, shipment and insurance costs;

(d)                                 amounts actually allowed or credited on returns in accordance with Pint’s returned goods policy provided to Onconova, including by reason of rejections, defects return goods allowance, recalls or returns, or because of retroactive price reductions, including rebates or wholesaler chargebacks; and

(e)                                  price reductions, rebates or charge-backs, retroactive or otherwise, imposed by, negotiated with or otherwise paid to Governmental Authorities or other payees.

In all cases, deductions taken into account in the computation of Net Sales shall not exceed (on an invoice by invoice basis) in the aggregate fifty percent (50%) of the gross amounts invoiced by or on behalf of Pint or any of its Affiliates or sublicensees for sales of the Product.  For clarity, (i) Net Sales shall not be reduced by the amount of any commissions paid to individuals, whether they are associated with independent sales agencies or regularly employed by Pint (or any agent, sublicensee, distributee or designee thereof) or for a cost of collection or any other amount not specifically set forth in (a) through (e) above and (ii) the amount of any discounts, rebates or allowances granted or taken with respect to the total sales to a customer for multiple products of Pint (or any agent, distributee, or designee thereof) shall not be deducted in calculating Net Sales.  Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to, and paid by, Third Parties shall not be deducted from the invoice price in the calculation of Net Sales.  In the case of any sale of the Product for value other than in an arm’s-length transaction exclusively for cash, such as barter or counter-trade, Net Sales shall be determined by referencing Net Sales at which substantially similar quantities of the Product are sold in an arm’s-length transaction for cash.

Net Sales shall be accounted for in accordance with International Financial Reporting Standards (IFRS), consistently applied.  For purposes of determining Net Sales, the Product shall be deemed to be sold when invoiced.  Pint, its Affiliates and sublicensees (and any permitted distributor) will sell the Product as a stand-alone product and will not sell the Product as part of a bundle with other products or offer package deals to customers that include the Product, except to the extent required to obtain sales contracts with government entities, and in such case, the price of the Product relevant for the calculation of Net Sales will be the average price in the preceding calendar quarter of the Product sold separately less the average discount of all products sold as part of the package.

1.31                        “Onconova Inventions” means all Inventions developed or invented solely by employee(s) of Onconova and/or its Affiliates, and or a Third Party acting on behalf of Onconova and/or its Affiliates, and not employed by Pint and/or Pint’s Affiliates.

1.32                        “Onconova Know-How” means all Know-How that (i) is Controlled by Onconova or its Affiliates as of the Effective Date or (ii) comes under the Control of Onconova or its Affiliates during the Term (including Onconova Inventions), in each case of (i) or (ii), which specifically describes, embodies or relates to the Product or its manufacture or use in any formulation or is necessary or useful for the Development, Manufacture or Commercialization of the Product in the Field in the Territory.  For clarity, “Onconova Know-How” shall not include the Onconova Patents.

1.33                        “Onconova Patent” means any Patent in the Territory that is (i) Controlled by Onconova or its Affiliates as of the Effective Date as set forth on Schedule 1.33 or (ii) a Patent that comes under the Control of Onconova or its Affiliates during the Term, in each case of (i) and (ii), that claims or covers (a) Compound or Product or the manufacture or use thereof or (b) any Onconova Know-How.

1.34                        “Onconova Technology” means the Onconova Patents and Onconova Know-How.

1.35                        “Patents” means patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to any such patent applications, any reissue, reexamination, utility models or designs, renewal or extension (including any supplemental patent certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof in any country.

1.36                        “Patent Term Extension” means any term extensions, supplementary protection certificates, Regulatory Exclusivity and equivalents thereof offering Patent protection beyond the initial term with respect to any issued Patents.

1.37                        “Person” shall mean any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.38                        “Pint Inventions” means all Inventions developed or invented solely by employee(s) of Pint and/or its Affiliates, and or a Third Party acting on behalf of Pint and/or its Affiliates, and not employed by Onconova and/or Onconova’s Affiliates.

1.39                        “Pint Know-How” means all Know-How that is (i) Controlled by Pint or its Affiliates as of the Effective Date or (ii) comes under the Control of Pint or its Affiliates during the Term (including Pint Inventions), in each case of (i) or (ii), which specifically describe, embody or relate to the Product or its manufacture or use in any formulation or is necessary or useful for the Manufacturing, Development or Commercialization of the Product in the Field.  For clarity, “Pint Know-How” shall not include the Pint Patents.

1.40                        “Pint Patent” means any Patent that is (i) Controlled by Pint or its Affiliates as of the Effective Date or (ii) comes under the Control of Pint or its Affiliates during the Term, in each case of (i) or (ii), which claims or covers (a) Compound or Product or the manufacture or use thereof or (b) any Pint Know-How.

1.41                        “Pint Technology” means the Pint Know-How and the Pint Patents.

1.42                        “Pricing Approval” means the approval, agreement, determination or decision from a Governmental Authority establishing the price or reimbursement for the Product for sale in a given country or regulatory jurisdiction, as required by applicable Law in such country or other regulatory jurisdiction prior to the sale of the Product in such country or regulatory jurisdiction.

1.43                        “Product” means any pharmaceutical product containing a Compound.

1.44                        “Regulatory Approvals” means all necessary approvals (including INDs, NDAs, MAAs and supplements and amendments thereto and Pricing Approvals), licenses, registrations or authorizations of any Governmental Authority, necessary for the manufacture, distribution, use, promotion and sale of the Product in a given country or regulatory jurisdiction.

1.45                        “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or regulatory jurisdiction, including in the U.S., the FDA.

1.46                        “Regulatory Data” means any and all research data, pharmacology data, chemistry, manufacturing and control data, preclinical data, clinical data and all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with regulatory filings for the Product (including any applicable Drug Master Files (“DMFs”), Chemistry, Manufacturing and Control (“CMC”) data, or similar documentation).

1.47                        “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority with respect to the Product other than a Patent right, including rights conferred in the U.S. under the Hatch-Waxman Act or the

FDA Modernization Act of 1997, or rights similar thereto outside the U.S., including in the European Union, European Commission Regulation (EC) No 726/2004 and European Commission Directive 2001/83/EC (as amended).

1.48                        “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to Develop, Manufacture, market, sell or otherwise Commercialize the Product in a particular country or regulatory jurisdiction.  Regulatory Materials include INDs, NDAs, MAAs and applications for other Product approvals.

1.49                        “Royalty Term” means, on a country-by-country basis, the period of time commencing on the First Commercial Sale of the Product in a country within the Territory and continuing until the latest of (i) the expiration of the last-to-expire Valid Claim of an Onconova Patent in such country, (ii) the expiration of Regulatory Exclusivity for such Product in such country or (iii) ten (10) years from the date of First Commercial Sale of Product within such country.

1.50                        “Supply Agreement” means the quality and supply agreement referenced in Section 7.1 hereto.

1.51                        “Temple License Agreements” means, collectively, those certain License Agreements, dated as of January 1, 1999, October 1, 1999, November 1, 1999, and October 1, 2000, by and between Onconova and Temple University - Of the Commonwealth System of Higher Education, as each is amended from time to time.

1.52                        “Territory” means Argentina, Belize, Bolivia, Brazil, Chile, Colombia, Costa Rica, Cuba, Dominican Republic, Ecuador, El Salvador, French Guiana, British Guiana, Suriname, Guatemala, Haiti, Honduras, Mexico, Nicaragua, Panama, Paraguay, Peru, Uruguay and Venezuela.

1.53                        “Third Party” means any Person other than Onconova or Pint or their respective Affiliates.

1.54                        “U.S.” means the United States of America and its possessions and territories.

1.55                        “Valid Claim” means (i) a claim of an issued and unexpired Patent that has not been disclaimed, revoked or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken or (ii) a claim included in a pending patent application whether filed before or after the Effective Date and that has not been (a) canceled, (b) withdrawn from consideration, (c) finally determined to be unallowable by the applicable governmental authority (from which no appeal is or can be taken), or (d) abandoned or disclaimed.

Interpretation.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this

Agreement; (c) words of one gender include the other gender; (d) references to a contract or other agreement mean such contract or other agreement as from time to time amended, modified or supplemented; (e) references to a Person are also to its permitted successors and assigns; (f) references to an “Article”, “Section” or “Schedule” refer to an Article or Section of, or Schedule to, this Agreement, unless expressly stated otherwise; and (g) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
“Agreement”	Preamble
“Audited Party”	8.11
“Audit”	8.11
“CMC”	1.46
“CMC Information”	5.3(a)
“Commercialization Data”	6.7
“Commercialization Plan”	6.2.1(a)
“Confidential Information”	12.1
“Controlling Party”	9.4.1(a)
“Development Data”	4.5
“Development Plan”	4.2.1
“Disclosing Party”	12.1
“DMFs”	1.46
“Effective Date”	Preamble
“Executive Officer”	3.4.1
“Indemnification Claim Notice”	11.3.1
“Indemnified Party”	11.3.1
“Indemnifying Party”	11.3.1
“Indemnitees”	11.3.1
“Infringement Claim”	9.4.1
“Losses”	11.1
“Onconova”	Preamble
“Party” or “Parties”	Preamble
“Patent Challenge”	9.7
“Pint”	Preamble
“Receiving Party”	12.1
“Recovery”	9.4.2(c)(iv)
“Research and Development Event”	8.1.2
“Research and Development Payment”	8.1.2
“Securities Purchase Agreement”	Preamble
“Term”	13.1
“Third Party Claim”	11.1

ARTICLE 2
LICENSES

2.1                               Grant to Pint.  Subject to the terms and conditions of this Agreement and the applicable terms of the Temple License Agreements, Onconova hereby grants to Pint an exclusive, royalty-bearing license, with the right to sublicense, under the Onconova Technology to Develop and Commercialize (including to make, have made, use, import, export, offer to sell and sell) the Product in the Field in the Territory.

2.2                               Grant to Onconova.

2.2.1                     General Grant to Onconova.  Subject to the terms and conditions of this Agreement, Pint, together with its Affiliates, hereby grants to Onconova during the Term (i) an exclusive, fully paid-up, royalty-free license, with the right to sublicense, under the Pint Technology to make and have made the Product anywhere in the world for (a) Development, Commercialization or other use outside the Territory or (b) for supply to Pint or its Affiliates or sublicensees in the Territory, and (ii) an exclusive, fully paid-up, royalty-free license, with the right to sublicense, under the Pint Technology to Develop and Commercialize the Product outside the Territory.

2.2.2                     Additional Grant to Onconova.  Pint, together with its Affiliates, hereby grants to Onconova, from and after the end of the Term, a non-exclusive, paid-up, irrevocable, perpetual, worldwide license, with the right to sublicense, under the Pint Technology, to Develop (including obtaining and maintaining regulatory approval), make, use, import, export, offer for sale and sell the Product anywhere in the world.

2.3                               Additional Licensing Provisions.

2.3.1                     Negative Covenant.  Each Party covenants that it will not use or practice any of the other Party’s Patent rights or other intellectual property rights licensed (or sublicensed, as applicable) to it under this Article 2 except for the purposes expressly permitted in the applicable license grant.

2.3.2                     No Implied Licenses; Retained Rights.  Except as explicitly set forth in this Agreement, neither Party grants any license, express or implied, under its intellectual property rights to the other Party, whether by implication, estoppel or otherwise.  Without limiting the generality of the foregoing, Onconova hereby expressly retains, on behalf of itself and its Affiliates, licensees and sublicensees, all right, title and interest in and to the Onconova Technology, Development Data and Regulatory Materials with respect to (i) developing (including obtaining and maintaining regulatory approval), making, using, importing, exporting, offering for sale and selling pharmaceutical products containing Compound for sale anywhere in the world (other than the sale of the Product in the Field in the Territory), and (ii) exercising its rights and performing its obligations hereunder, including the Manufacture of the Product for Development and Commercialization in the Field in the Territory. .

2.4                               Performance by Affiliates, Sublicensees and Subcontractors.

2.4.1                     Performance by Affiliates.  The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party shall remain responsible for and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party.  Wherever in this Agreement the Parties delegate responsibility to Affiliates, the Parties agree that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

2.4.2                     Sublicensees.  Each Party and its respective Affiliates shall be entitled, without the prior consent of the other Party, to grant one or more sublicenses, in full or in part, by a written agreement to Third Parties (with the right to sublicense through multiple tiers); provided, however, that as a condition precedent to and requirement of any such sublicense: (i) any such permitted sublicense shall be consistent with and subject to the terms and conditions of this Agreement and (ii) the sublicensing Party will continue to be responsible for full performance of such Party’s obligations under this Agreement and will be responsible for all actions of the sublicensee as if such sublicensee were the sublicensing Party hereunder.

2.4.3                     Subcontractors.  Each Party shall ensure that each of its subcontractors accepts and complies with all of the terms and conditions of this Agreement, and such Party shall guarantee its subcontractors’ performance under this Agreement.  For the avoidance of doubt, Pint will remain directly responsible for all amounts owed to Onconova under this Agreement, including royalty payments for Net Sales by Pint’s permitted subcontractors.  Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against a subcontractor, for any obligation or performance hereunder prior to proceeding directly against such Party.

2.5                               Exclusivity.  Pint hereby covenants not to research, develop (including submitting any applications for regulatory approval), manufacture or commercialize, during the Term, any Competitive Product, either on its own, with or through any Affiliate, or in collaboration with a Third Party, in each case other than with respect to the Development and Commercialization of the Product in the Field in the Territory pursuant to this Agreement.

2.6                               Restrictive Covenants.

2.6.1                     Ex-Territory Activities.  Pint hereby covenants and agrees that it shall not (and shall cause its Affiliates, sublicensees and subcontractors not to), either directly or indirectly, market, distribute or sell the Product into countries outside of the Territory.  Without limiting the generality of the foregoing, with respect to such countries outside of the Territory, Pint shall not (i) engage in any advertising activities relating to the Product directed to customers located or for use in such countries, or (ii) solicit orders from any prospective purchaser located or for use in such countries.  If Pint receives any order from a prospective purchaser located or for use in a country outside of the Territory, Pint shall immediately refer that order to Onconova and shall not accept any such order or deliver or tender (or cause to be delivered or tendered) any Product under such order.  If Pint should reasonably know that a customer or distributor, or a customer’s distributor or customer, is engaged in the sale or distribution of the Product outside of the Territory, then Pint shall (a) within forty-eight (48) hours of gaining knowledge, or a reasonable suspicion, of such activities notify Onconova regarding such activities and provide all information that Onconova may request concerning such activities and (b) take all reasonable steps (including cessation of sales to such customer) necessary to limit such sale or distribution outside the Territory.

2.6.2                     Territory Activities.  Onconova hereby covenants and agrees that it shall not (and shall cause its Affiliates, sublicensees and subcontractors not to), either directly or indirectly, market, distribute or sell the Product into countries within the Territory; provided that, for clarity, Onconova may Manufacture and supply the Product for Development or Commercialization in the Territory in connection with this Agreement.  Without limiting the generality of the foregoing, with respect to such countries within the Territory, Onconova shall not (i) engage in any advertising activities relating to the Product directed to customers located or for use in such countries, or (ii) solicit orders from any prospective purchaser located or for use in such countries.  If Onconova receives any order from a prospective purchaser located or for use in a country within the Territory, Onconova shall immediately refer that order to Pint and shall not accept any such order or deliver or tender (or cause to be delivered or tendered) any Product under such order.  If Onconova should reasonably know that a customer or distributor, or a customer’s distributor or customer, is engaged in the sale or distribution of the Product within the Territory, then Onconova shall (a) within forty-eight (48) hours of gaining knowledge, or a reasonable suspicion, of such activities notify Pint regarding such activities and provide all information that Pint may request concerning such activities and (b) take all reasonable steps (including cessation of sales to such customer) necessary to limit such sale or distribution within the Territory.

ARTICLE 3
GOVERNANCE

3.1                               Joint Steering Committee.  The Parties shall establish a joint steering committee (JSC) within thirty (30) days after the Effective Date that will have the responsibility for the overall coordination of the Parties’ activities under this Agreement.  The role of the JSC shall be:

(a)                                 to review and discuss the overall strategy for Developing and Commercializing the Product in the Field in the Territory, including reviewing, coordinating and discussing the overall strategy for seeking Regulatory Approvals (including Pricing Approvals) and obtaining, maintaining and enforcing Patent protection and market and data exclusivity for the Product in the Field in the Territory;

(b)                                 to review any amendments or revisions to the Development Plan and the Commercialization Plan;

(c)                                  to facilitate the exchange of information between the Parties under this Agreement regarding the strategy for implementing the Development Activities, including sharing Development Data created pursuant to this Agreement, if any, and establishing procedures for the efficient sharing of information and materials necessary or useful for the Parties’ Development of the Product in the Field in the Territory;

(d)                                 to review the design of the clinical trial protocols and endpoints of all clinical trials to be conducted with respect to the Product in the Field in the Territory;

(e)                                  to discuss Pint’s performance against the then-current Development Plan;

(f)                                   to resolve any disputes and to consider any other issues brought to its attention by the Parties;

(g)                                 to perform such other functions as appropriate to further the purposes of this Agreement, as mutually agreed upon by the Parties in writing.

3.2                               Joint Steering Committee Membership.  Onconova and Pint shall each designate two (2) representatives to serve on the JSC by written notice to the other Party.  Either Party may designate substitutes for its representatives if one (1) or more of such Party’s designated representatives are unable to be present at a meeting.  From time to time each Party may replace its representatives by written notice to the other Party specifying the prior representative(s) and their replacement(s).  One of the Onconova representatives shall serve as the chairperson of the JSC.  The chairperson shall be responsible for (i) calling meetings, (ii) preparing and issuing minutes of each such meeting within thirty (30) days thereafter, and (iii) preparing and circulating an agenda for the upcoming meeting; provided that the chairperson shall consider including any agenda items proposed by Pint no less than five (5) days prior to the next scheduled JSC meeting.

3.3                               Joint Steering Committee Meetings. The JSC shall hold at least one (1) meeting per calendar quarter at such times during such calendar quarter as it elects to do so; provided that, notwithstanding the foregoing, the JSC shall hold an initial meeting within ninety (90) days of the Effective Date.  Meetings of the JSC shall be effective only if at least one (1) representative of each Party is present or participating.  The JSC may meet either (i) in person at either Party’s facilities or at such locations as the Parties may otherwise agree or (ii) by audio or video teleconference; provided that no less than one (1) meeting of the JSC during each calendar year shall be conducted in person.  Other representatives of each Party involved with the Product may attend meetings as non-voting participants, subject to the confidentiality provisions set forth in Article 12.  Additional meetings of the JSC may also be held with the consent of each Party, or as required under this Agreement, and neither Party shall unreasonably withhold its consent to hold such additional meetings.  Each Party shall be responsible for all of its own expenses incurred in connection with participating in the JSC meetings.

3.4                               Joint Steering Committee Decisions.

3.4.1                     Initial Dispute Resolution Procedures.  Subject to the provisions of this Section 3.4, actions to be taken by the JSC shall be taken only following a unanimous vote, with each Party having one (1) vote.  If the JSC fails to reach unanimous agreement on a matter before it for decision for a period in excess of thirty (30) days, the matter shall be referred to the Chief Executive Officers of each of the Parties, or a designee from senior management with decision-making authority (the Chief Executive Officer or such designee, the “Executive Officer”) for resolution.  In the event that the Executive Officers are unable to resolve such dispute within ten (10) days of such dispute being referred to the Executive Officers, then the provisions of Section 3.4.2 shall apply.

3.4.2                     Subsequent Dispute Resolution Procedures.  To the extent a dispute of the JSC has not been resolved pursuant to Section 3.4.1, the following shall apply:

(a)                                 Subject to Section 3.4.2(b), the Pint Executive Officer shall have the final decision-making authority with respect to any dispute involving the Development or Commercialization of the Product in the Field in the Territory.

(b)                                 The Onconova Executive Officer shall have the final decision-making authority with respect to any dispute involving the Product which is reasonably likely to adversely affect the safety profile of the Product outside the Territory or outside the Field.

(c)                                  Resolution of any other dispute that is the subject of this Section 3.4.2, but not subject to any of the foregoing clause (a) or (b), shall be handled pursuant to Article 15.

(d)                                 Notwithstanding the foregoing provisions of this Section 3.4.2, neither Party shall exercise its right to finally resolve a dispute pursuant to the foregoing clause (a) or (b), as applicable, in a manner that excuses such Party from any of its obligations specifically enumerated under this Agreement or in a manner that negates any consent rights or other rights specifically allocated to the other Party under this Agreement.  In addition, in resolving a dispute pursuant to the foregoing clauses (a), (b) or (c), each Party shall at all times act in good faith.

3.4.3                     No Limitation on Remedies.  Nothing in this Section 3.4 shall affect the right of a Party to exercise its rights or remedies for a breach of this Agreement by the other Party.

3.5                               Authority.  The JSC shall have only the powers assigned expressly to it in this Article 3 and elsewhere in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement.  In furtherance thereof, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.  Without limiting the generality of the foregoing, the JSC shall have no decision-making authority with respect to any matters related to the (i) Manufacturing of the Product for sale outside the Territory or (ii) the Development, Commercialization or use of the Product outside the Field or outside of the Territory.

ARTICLE 4
DEVELOPMENT

4.1                               Overview.

4.1.1                     Overview of Development.  During the Term, Pint shall be solely responsible for Developing the Product in the Territory for use in the Field at its sole cost and expense.

4.1.2                     Development Outside the Field or Outside the Territory; Regulatory Approvals Outside the Territory.  The Parties hereby agree and acknowledge that: (i) nothing contained herein shall limit or otherwise restrict the ability of Onconova to (a) Develop the Product outside the Field or outside the Territory or (b) Develop the Product in the Territory for purposes of obtaining Regulatory Approval outside the Territory; and (ii) nothing contained herein shall limit or otherwise restrict the ability of Onconova to obtain or maintain Regulatory Approvals for the Product outside the Field and/or outside the Territory.  Without limiting the generality of the foregoing, at all times prior to conducting Development of the Product in the Territory for purposes of obtaining Regulatory Approval outside the Territory, Onconova shall keep Pint reasonably apprised in advance and during such planned activities.

4.1.3                     Compliance.  Pint shall conduct its Development Activities in compliance with all applicable Laws.

4.2                               Development Plan.

4.2.1                     General.  Pint shall be solely responsible for the creation of a comprehensive development plan (the “Development Plan”) related to Pint’s planned Development of the Product for use in the Field in the Territory. Such Development Plan shall reflect that Pint shall conduct, at its expense, any pre-clinical and clinical trials necessary to receive and maintain Regulatory Approval (including registrations) to Commercialize Product in the Territory; provided that no pre-clinical or clinical trials for Product shall be conducted by or on behalf of Pint without Onconova’s prior written consent, which consent shall not be unreasonably withheld.  The initial Development Plan for the Product for the first full calendar year of this Agreement (including any additional period from the Effective Date through the end of the initial calendar year) has been circulated by Pint to Onconova.

4.2.2                     Updating and Amending Development Plan; Additional Development Activities.On or before the end of each calendar year during the Term, Pint shall update the Development Plan, which shall cover the Development Activities to be conducted during the upcoming calendar year, and shall, on at least a quarterly basis, review and update, as appropriate, the then-current Development Plan to reflect any changes, reprioritizations of, or additions to the Development Plan; provided, however, that any disputes with respect thereto shall be resolved pursuant to Section 3.4.

4.3                               Records, Reports and Information.

4.3.1                     General.  Pint shall maintain current and accurate records of all work conducted by it under the Development Plan and all data and other information resulting from such work.  Such records shall properly reflect all work done and results achieved in the performance of the Development Activities in good scientific manner appropriate for regulatory purposes.  Pint shall document all preclinical studies and clinical trials to be conducted pursuant to the Development Plan in formal written study reports according to applicable national and international (e.g., ICH, GCP and GLP) guidelines.  Pint shall provide copies of any such study reports (including copies of all toxicity, pharmacokinetics (PK) and pharmacodynamics (PD) reports to Onconova within ninety (90) days of completion of each report.

4.3.2                     Status Updates in the Territory.  Pint shall provide the JSC with reports detailing its Development Activities under the Development Plan and the results thereof at each JSC meeting.

4.4                               Right to Audit.  Pint shall ensure that Onconova’s authorized representatives and, to the extent permitted by applicable Law, any Regulatory Authorities may, during regular business hours and upon reasonable prior written notice, (i) examine and inspect its facilities or, subject to any Third Party confidentiality restrictions and other obligations, the facilities of any subcontractor or any investigator site used by it in the performance of Development of the Product in the Territory hereunder, and (ii) subject to applicable Law and any Third Party confidentiality restrictions and other obligations, inspect all data, documentation and work product relating to the activities performed by it, the subcontractor or investigator site, in each case generated pursuant to Development of the Product in the Territory hereunder.  This right to inspect all data, documentation, and work product relating to the Product in the Field in the Territory may be exercised no more often than one time per year (except for cause audits).

4.5                               Ownership and Transfer of Development Data.  All data (including pre-clinical, clinical, technical, chemical, safety, and scientific data and information), know-how and other results generated by or resulting from or in connection with the conduct of Development Activities, including relevant laboratory notebook information, screening data, Regulatory Data and synthesis schemes, including descriptions in any form, data and other information (collectively, the “Development Data”), shall be promptly provided to Onconova, owned jointly by Onconova and Pint, and deemed the Confidential Information of both Parties.

ARTICLE 5
REGULATORY

5.1                               Regulatory Filings and Regulatory Approvals.

5.1.1                     General.  Pint shall be responsible for formulating regulatory strategy for obtaining and maintaining Regulatory Approvals for the sale of the Product in the Field in the Territory.  Pint shall be responsible for the preparation of all Regulatory Materials necessary or desirable for obtaining and maintaining such Regulatory Approvals in the Territory (including in connection with package inserts, labeling and packaging for the Product in the Field in the Territory; provided, however, that Onconova shall share with Pint all open files (artwork) related to its own packaging development outside the Territory).  Pint shall submit such Regulatory Materials and Regulatory Approval applications to the applicable Government Authorities in the Territory.  Onconova shall cooperate with Pint in connection therewith, including providing all such supporting documentation in Onconova’s possession and control for Regulatory Materials to Pint with sufficient time to allow Pint to review and timely submit such Regulatory Materials in accordance with applicable Law.  The provisions of this Section 5.1.1 shall be subject to the provisions of Section5.1.2.

5.1.2                     Pricing Approvals.  To the extent that a given country or regulatory jurisdiction in the Territory requires Pricing Approval for sale of the Product in the Field in such country or regulatory jurisdiction, Pint shall (to the extent permitted by applicable Laws) be solely responsible for obtaining and maintaining Pricing Approvals in all such countries and regulatory jurisdictions in the Territory.  Without limiting the foregoing, Pint shall apply for Pricing Approvals in each country or regulatory jurisdiction where Pricing Approvals are required for the sale of the Product in the Field promptly following the receipt of the MAA for the Product in such country or regulatory jurisdiction in the Territory.  Pint shall keep Onconova reasonably informed on an ongoing basis through the JSC of Pint’s strategy for seeking, and the results it obtains in seeking, such Pricing Approvals in the Territory.

5.1.3                     Ownership of Regulatory Materials and Regulatory Approvals.  All Regulatory Approvals in the Territory for sale of the Product in the Field in the Territory shall be in the name of Pint, and Pint shall own all right, title and interest in all such Regulatory Approvals and all related Regulatory Materials.

5.1.4                     Cost of Regulatory Activities.  All costs and expenses incurred by either Party (or their Affiliates) in connection with the preparation or maintenance of Regulatory Materials and Regulatory Approvals for sale of the Product in the Field in the Territory, including any filing fees shall be borne solely by Pint.

5.1.5                     Reporting and Review.  Pint shall keep Onconova reasonably informed via the JSC in connection with the preparation of all Regulatory Materials, Regulatory Authority review of Regulatory Materials, and Regulatory Approvals, in each case with respect to the Product for sale in the Field in the Territory.  Pint shall provide Onconova with all clinical reports with respect to the Product in the Field in the Territory in accordance with Section 4.3.1.  Each Party shall provide the other Party, in a timely manner, with copies of all notices, questions, and requests for information in tangible form which it receives from a Regulatory Authority in the Territory with respect to the Product for sale in the Field in the Territory; provided, however that such Party shall have the right to redact any information to the extent not related to the Product for sale in the Field in the Territory.  Notwithstanding the foregoing, each Party shall only provide such copies to the extent permitted under any contractual obligations of such Party (provided that each Party shall use Commercially Reasonable Efforts to avoid any such contractual restrictions) and to the extent such information is in such Party’s possession and control.

5.2                               Communications.  The Parties shall cooperate in communicating with any Regulatory Authority having jurisdiction in the Territory regarding the Product in the Field in the Territory and each Party shall immediately notify the other in the event that such Party communicates, or intends to communicate, either on its own initiative in accordance with this Agreement or as a result of such a Regulatory Authority initiating contact with such Party.  Notwithstanding the foregoing, each Party shall only provide such notification to the extent permitted under any contractual obligations of such Party (provided that each Party shall use

Commercially Reasonable Efforts to avoid any such contractual restrictions) and to the extent such information is in such Party’s possession and control.  Notwithstanding the foregoing, except as may be required by Law, (1) Pint shall not, with respect to the Product, communicate with any Regulatory Authority having jurisdiction outside of the Territory regarding the Product without the prior written consent of Onconova, or unless so ordered by such Regulatory Authority, in which case Pint shall immediately notify Onconova of such order; and (2) Onconova shall not, with respect to the Product, communicate with any Regulatory Authority having jurisdiction inside the Territory regarding the Product without the prior written consent of Pint, or unless so ordered by such Regulatory Authority, in which case Onconova shall immediately notify Pint of such order.

5.3                               Rights of Reference to Regulatory Materials.

(a)                                 Onconova hereby grants to Pint a right of reference to all Regulatory Materials filed by Onconova outside the Territory for Development or Commercialization of the Product in the Field outside the Territory solely for the purposes of Development Activities to obtain Regulatory Approval and Commercialization in the Field in the Territory.   Within ninety (90) days following FDA Regulatory Approval of Product for sales within the United States, Onconova shall provide to Pint true and complete copies of the documents set forth on Schedule 5.3(a) hereto.

(b)                                 Pint hereby grants to Onconova a right of reference to all Regulatory Materials filed by Pint in the Territory for Development or Commercialization of the Product in the Field in the Territory solely for the purposes of Manufacturing and Development Activities to obtain Regulatory Approval and Commercialization outside the Territory.

5.4                               Pharmacovigilance.  Pint shall be responsible for all processing of information related to any adverse events, including any information regarding such adverse events that is received from a Third Party, related to any Product sold by Pint or on behalf of Pint or any of its Affiliates or sublicensees in the Territory and shall also be responsible for all expedited and periodic reporting of such events to the applicable Governmental Authority in the Territory in accordance with applicable Law.  Each Party shall provide to the other Party the relevant safety information it receives (either directly or indirectly) for any Product sold by or on behalf of such Party or any of its Affiliates or sublicensees in a timely manner so as to allow the other Party to timely comply with its responsibility to report pharmacovigilance information to the applicable Governmental Authorities in accordance with applicable Law.  Without limiting the generality of the foregoing, each Party shall be allowed to utilize any such adverse event report and other information to allow such Party (and its designees) to comply with safety reporting requirements or other applicable Laws with respect to the Product within the Territory with respect to Pint, and outside of the Territory with respect to Onconova.  As soon as reasonably practicable following the Effective Date, the pharmacovigilance departments of each of Onconova and Pint shall meet and determine the approach to be taken for the collection, review, assessment, tracking, exchange and filing of information related to adverse events associated with the Product, consistent with the provisions of this Section 5.4 (including establishing and maintaining a global safety database, which shall be maintained by Onconova).  Such approach shall be documented in a separate pharmacovigilance agreement between Onconova and Pint, substantially in the form attached hereto as Schedule 5.4.  Such agreement will be in accordance with, and enable the Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to Government Authorities and other applicable Law.

5.5                               Regulatory Authority Communications Received by a Party.

5.5.1                     General.  Each Party shall inform the other Party within forty-eight (48) hours, or such shorter time as is necessary to comply with the reporting requirements of any applicable Regulatory Authority, of notification of any action by, or notification or other information which it receives (directly or indirectly) from any Regulatory Authority in the Territory which (i) raises any material concerns regarding the safety or efficacy of the Product; (ii) indicates or suggests a potential material liability to Third Parties in connection with the Product; (iii) is reasonably likely to lead to a recall, market withdrawal or field alert with respect to the Product in or outside the Territory; or (iv) relates to expedited and periodic reports of adverse events with respect to the Product in or outside the Territory, and which may have an adverse impact on Regulatory Approval or the continued Commercialization of the Product.  Notwithstanding the foregoing, in each case, each Party shall only provide such notification to the extent permitted under any contractual obligations of such Party (provided that each Party shall use Commercially Reasonable Efforts to avoid any such contractual restrictions) and to the extent such information is in such Party’s possession and control.  Each Party shall also promptly provide the other Party with a copy of all correspondence received from a Regulatory Authority specifically regarding the matters referred to above; provided that each Party shall only provide such copy to the extent permitted under any contractual obligations of such Party (provided that each Party shall use Commercially Reasonable Efforts to avoid any such contractual restrictions) and to the extent such information is in such Party’s possession and control.

5.5.2                     Disclosures.  In addition to its obligations under this Agreement, each Party shall disclose to the other Party the following regulatory information:

(a)                                 Regulatory Actions.  All material information pertaining to actions taken by Regulatory Authorities in the Territory controlled by such Party, in connection with the Product in the Field in or outside the Territory, including any notice, audit notice, notice of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures or injunctions concerning the Product in the Field in or outside the Territory, notice of violation letter (i.e., an untitled letter), warning letter, service of process or other inquiry; provided, however, that a Party shall be entitled to redact those portions thereof to the extent not related to the Product in the Field.  Notwithstanding the foregoing, each Party shall only provide such information to the extent permitted under any contractual obligations of such Party (provided that each Party shall use Commercially Reasonable Efforts to avoid any such contractual restrictions) and to the extent such information is in such Party’s possession and control.

(b)                                 Regulatory Non-Compliance.  All information pertaining to notices from Regulatory Authorities in or outside the Territory controlled by such Party of non-compliance with Laws in connection with the Product in or outside the Field in the Territory, including receipt of a warning letter or other notice of alleged non-compliance from any Regulatory Authority relating to the Product in or outside the Field in the Territory; provided, however, that a Party shall be entitled to redact those portions thereof to the extent not related to the Product in the Field.  Notwithstanding the foregoing, each Party shall only provide such information to the extent permitted under any contractual obligations of such Party (provided that each Party shall use Commercially Reasonable Efforts to avoid any such contractual restrictions) and to the extent such information is in such Party’s possession and control.

5.6                               Recall, Withdrawal or Field Alert of Product.

5.6.1                     Notification and Determination.  In the event that any Governmental Authority threatens or initiates any action to remove the Product from the market in the Field in or outside the Territory (in whole or in part), the Party receiving notice thereof shall notify the other Party of such communication immediately, but in no event later than three (3) business days, after receipt thereof.  Notwithstanding the foregoing, each Party shall only provide such notice to the extent permitted under any contractual obligations of such Party (provided that each Party shall use Commercially Reasonable Efforts to avoid any such contractual restrictions) and to the extent such information is in such Party’s possession and control.  Notwithstanding the foregoing, in all cases Pint, as the holder of the IND or MAA for the Product in the Territory, shall determine whether to initiate any recall, withdrawal or field alert of the Product in the Territory, including the scope of such recall or withdrawal (e.g., a full or partial recall, or a temporary or permanent recall) or field alert; provided, however that before Pint initiates a recall, withdrawal or field alert, the Parties shall promptly meet and discuss in good faith the reasons therefor, provided that such discussions shall not delay any action that Pint reasonably believes has to be taken in relation to any recall, withdrawal or field alert.  In the event of any such recall, withdrawal or field alert, Pint, as the holder of the IND or MAA for the Product in the Territory, shall determine the necessary actions to be taken, and as distributor of the Product in the Territory hereunder, shall implement such action, with reasonable assistance from Onconova, to conduct such recall, withdrawal or field alert.  Without limiting the foregoing, Onconova shall have the right to propose that a Product recall, withdrawal or field alert should be initiated by Onconova, but Pint, as holder of the IND or MAA for the Product, shall make the final decision as to whether or not the recall, withdrawal or field alert should be initiated.

ARTICLE 6
COMMERCIALIZATION

6.1                               Commercialization in the Field in the Territory.  During the Term, Pint shall be solely responsible for Commercializing the Product in the Territory for use in the Field, which Commercialization shall be in accordance with the Commercialization Plan and this Agreement, with the goal of maximizing the commercial potential of the Product in the Field in the Territory.  Pint shall be responsible for all expenses (including pre-marketing and other Commercialization expenses) incurred in connection with the Commercialization of the Product in the Territory for use in the Field.

6.2                               Pint’s Performance.

6.2.1                     Commercialization Plan.

(a)                                 On an annual basis no later than September 30th of each year (except with respect to the initial plan, which shall be prepared and circulated to the JSC no later than six (6) months prior to First Commercial Sale of Product in the Territory), Pint shall create and submit to the JSC for its review the commercialization plan for the following calendar year (each, a “Commercialization Plan”).  From time to time during a given calendar year, Pint may propose written updates to the Commercialization Plan for review by the JSC.Pint shall conduct all Commercialization of the Product in the Territory in accordance with the Commercialization Plan.

(b)                                 Each annual Commercialization Plan shall include, at a minimum, and set forth on a country-by-country basis, among other things, the following items in connection with the Commercialization of the Product in the Territory for use in the Field:

(i)                                    a description of the short- and long-term vision for the Product and Product positioning; a situation analysis; and a description of critical issues, strategic imperatives and tactics by strategic imperative with timelines and budget, all of the foregoing from each of the following perspectives: marketing, sales, and reimbursement;

(ii)                                a summary of the minimum level of sales efforts to be dedicated to the promotion of the Product, including detailing information;

(iii)                            a description of any promotional materials and campaigns, including publication plans to be used in connection with the promotion of the Product in the Field; and

(iv)                             a detailed budget for the Commercialization activities for the applicable period.

6.2.2                     Specific Commercialization Obligations.  Without limiting the generality of the provisions of Section 6.1, in connection with the Commercialization of the Product in the Territory for use in the Field by Pint hereunder, during the Term, Pint shall be responsible for (and each Commercialization Plan shall reflect that):

(a)                                 Pint shall be solely responsible for (i) receiving, accepting and filling orders for the Product in the Field in the Territory, (ii) handling all returns of the Product in the Field in the Territory, (iii) controlling invoicing, order processing and collection of accounts receivable for the sales of the Product in the Field in the Territory, (iv) booking and recording sales of the Product in the Field in the Territory in its books of account and (v) distributing and managing inventory of the Product in the Field in the Territory, in each case in accordance with International Financial Reporting Standards (IFRS), consistently applied, to the extent applicable.

(b)                                 Pint shall use Commercially Reasonable Efforts to (i) obtain and maintain Regulatory Approvals for the Product for Commercialization in at least three of the following four countries within the Territory: Argentina, Brazil, Colombia and Mexico, and (ii) Commercialize the Product in such countries in the Territory where Regulatory Approvals have been obtained.

6.3                               Reports.  Pint shall update the JSC on a country-by-country basis at each meeting regarding its significant Commercialization activities involving the Product.  Pint shall present written reports to the JSC at least quarterly, summarizing its significant Commercialization activities with respect to the Product pursuant to this Agreement.  Such reports submitted by Pint shall cover the subject matter at a level of detail reasonably sufficient to enable Onconova to determine Pint’s compliance with its diligence obligations pursuant to this Article 6.

6.4                               Compliance.  Pint shall comply with all applicable Laws, including the U.S. Foreign Corrupt Practices Act, as well as all applicable Regulatory Approvals for the Product.  In addition, Pint shall not use in any capacity relating to the Product, any Person who has been debarred pursuant to Section 306 of the FD&C Act (or similar Law outside of the U.S.), or who is the subject of a conviction described in such section, and Pint shall inform Onconova in writing immediately if it or any Person who is performing services for Pint hereunder is debarred or is the subject of a conviction described in Section 306 (or similar Law outside of the U.S.), or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to the Pint’s knowledge, is threatened, relating to the debarment of Pint or any Person used in any capacity by Pint relating to the Product.

6.5                               Use of Subcontractors.  Pint shall not have the right, without Onconova’s prior written consent (which may be withheld at Onconova’s sole discretion, but which is hereby granted as of the Effective Date with respect to the subcontractors set forth on Schedule 6.5 hereto), to distribute or detail the Product in the Territory in the Field directly or indirectly through any Third Party(ies).  Any proposal by Pint to use a Third Party to distribute or detail the Product is subject to prior consultation with Onconova.

6.6                               Promotional Materials.

6.6.1                     Creation of Promotional Materials.  Pint will create and develop promotional materials for the Territory in accordance with the Commercialization Plan, the Regulatory Approvals and applicable Laws.  To the extent Pint includes any Onconova trademarks in the promotional materials, Pint shall comply with Onconova’s then-current guidelines for trademark usage, a copy of which shall be provided to Pint from time to time.

6.6.2                     Inclusion of Logos on Packaging and Promotional Materials.  To the extent permitted or required by applicable Law and subject to obtaining necessary Regulatory Authority approvals, with respect to Product to be sold by Pint or on behalf of Pint or any of its Affiliates in the Territory, the Onconova housemark and the Pint housemark shall be given equal prominence on all package inserts utilized by Pint; provided, however, in the event that applicable Law prevents the foregoing, Onconova shall still be identified on all package inserts for the Product.  Pint hereby grants to Onconova a non-exclusive, royalty-free, sublicensable right and license during the Term to utilize the Pint housemark (including all trademarks, names and logos) in order to perform any activities to be performed by or on behalf of Onconova hereunder, and Onconova hereby grants to Pint a non-exclusive, royalty-free right and license during the Term to utilize the Onconova housemark (including all trademarks, names and logos) in order to perform the Commercialization activities required to be performed by Pint hereunder in accordance with the terms of this Agreement.  Each Party shall only use the housemark of the other Party with the necessary trademark designations, and each Party shall use the other Party’s housemarks in a manner that does not derogate from such Party’s rights in its trademarks, names and logos.  Each Party will take no action that will interfere with or diminish the other’s rights in its respective trademarks, names and logos, and if a Party reasonably believes that the use of its trademarks, names and logos by the other Party hereunder is interfering with or diminishing its rights, such Party shall notify the other Party thereof in writing and such other Party shall promptly cease use of such trademarks, names or logos in such manner.  Each Party agrees that all use of the other Party’s trademarks, names and logos will inure to the benefit of such other Party, including all goodwill in connection therewith.

6.7                               Product Trademarks and Product Trade Dress.

6.7.1                     Generally.  Onconova shall, at its own expense, register Product-specific trademarks in each country within the Territory.  In the alternative, at Onconova’s request, Pint shall register such trademarks in each country within the Territory in Onconova’s name, and, in such case, Onconova shall promptly reimburse Pint for all expenses associated therewith.  Pint shall Commercialize the Product in the Field in the Territory consistent with (a) any trademark (and logo) or trade dress as Onconova may determine and notify Pint of prior to the First Commercial Sale in the Territory, or such other trademark or trade dress as the Parties mutually agree upon.  All uses of the Product trademarks and trade dress to identify and/or in connection with the Commercialization of the Product in the Field in the Territory shall be reviewed by the JSC, shall be in accordance with the Commercialization Plan, Regulatory Approvals and all applicable Laws and shall be subject to the approval of Onconova in its reasonable discretion.  The Product trademarks and trade dress under which the Product is marketed or sold (other than Pint’s corporate trademarks or trade names) shall be used by Pint only pursuant to the terms of this Agreement to identify and in connection with the Commercialization of the Product, and shall not be used by Pint to identify or in connection with the marketing of any other products.

6.7.2                     Trademark Acknowledgments.  Each Party acknowledges the sole ownership by the other Party and validity of all trademarks, trade dress, logos and slogans owned by the other Party and used or intended to be used in connection with the Commercialization of the Product for the Field in the Territory.  Each Party agrees that it will not at any time during or after the Term assert or claim any interest in, or do anything which may adversely affect the validity or enforceability of, any copyright, trademark, trade dress, logo or slogan owned by the other Party and used or intended to be used on or in connection with the marketing or sale of the Product.  Neither Party will register, seek to register or cause to be registered any copyrights, trademarks, trade dress, logos or slogans owned by the other Party and used or intended to be used on or in connection with the marketing or sale of the Product or any variation thereof, under any applicable Law providing for registration of copyrights, trademarks, service marks, trade names or fictitious names (including as an Internet domain name) or similar Laws, without the other Party’s prior written consent (in its sole discretion).

6.8                               Commercialization Data.  Pint shall own all marketing and sales data and information resulting from its Commercialization of the Product in the Field in the Territory during the Term (the “Commercialization Data”).

ARTICLE 7
SUPPLY

7.1                               General.  For so long as Onconova complies with the terms of the Parties’ supply and quality agreement (“Supply Agreement”) and is able to meet Pint’s requirements of Compound and Product, Pint shall purchase all of its requirements of Compound and Product exclusively from Onconova pursuant to the terms of this Article 7.  All Product supplied by Onconova to Pint shall be Finished Product.  The Parties shall enter into a Supply Agreement within ninety (90) days after FDA approval of an NDA for Product.

7.2                               Price.  Onconova shall supply sufficient quantities of Product to Pint to satisfy all Regulatory Authority requests and Development requirements within the Territory, invoiced at a price equal to Onconova’s fully-burdened cost, except with respect to Product intended for such use in Argentina or Brazil, the invoice shall be at a price equal to fifty percent (50%) of Onconova’s fully-burdened cost.  Product supplied by Onconova to Pint or its designee for Pint’s or its Affiliates’, sublicensees’ or subcontractors’ commercial or other revenue-generating sales within the Territory shall be invoiced at a price equal to Onconova’s fully-burdened cost plus ten percent (10%), and the foregoing agreed pricing shall be set forth in the Parties’ Supply Agreement.

ARTICLE 8
PAYMENTS

8.1                               Upfront Equity Issuance; Research and Development Payment.

8.1.1                     Upfront Equity Issuance.  Pint shall purchase shares of common stock of Onconova pursuant to the terms of the Securities Purchase Agreement (“SPA”) entered into by the Parties concurrent with execution and delivery of this Agreement.  In the event that initial closing under the SPA does not occur by the Initial Closing Date (as defined therein), in lieu of the purchase of shares thereunder, Pint shall on the Initial Closing Date make a cash payment to Onconova in the amount of $324,074 (the “Alternative Initial Cash Payment”).  Upon Pint’s payment of the Alternative Initial Cash Payment as provided herein, this Agreement shall not be terminated or terminable due to the failure of Pint to purchase the Initial Closing Shares or the Alternative Initial Closing Shares pursuant to the SPA, or the termination of the SPA in accordance of Section 7.1(b) thereof.

8.1.2                     Reimbursement of Research and Development Expenses.  Upon the approval of an NDA for Product by the FDA (the “Research and Development Event”), Pint shall pay to Onconova two million five hundred thousand Dollars ($2,500,000) by wire transfer of immediately available funds into an account designated in writing by Onconova within thirty (30) days after Onconova provides written notice of the achievement of such approval (the “Research and Development Payment”) ; provided, however, that the Research and Development Payment shall be one million two hundred fifty thousand Dollars ($1,250,000) if such NDA approval by the FDA for Product is for use only with a population of patients narrower than the ITT Population.  One-half of the Research and Development Payment (the “Cash Half” of the Research and Development Payment) shall be made in consideration of, and as reimbursement for, the research and Development activities performed by or on behalf of

Onconova with respect to the Product prior to such approval, and one-half of the Research and Development Payment (the “Securities Purchase Half”) shall be in consideration of the sale by Onconova to Pint of Common Stock of Onconova as set forth in the SPA.  In the event that the SPA is terminated in accordance with Section 7.1(b) thereof, then in lieu of the Securities Purchase Half of the Research and Development Payment, Pint instead shall make a cash payment (the “Alternative Securities Purchase Half”) to Onconova in an amount equal to twenty-five percent (25%) multiplied by the average of the daily VWAPs (as defined in the SPA) for the Common Stock for each of the ten (10) consecutive Trading Days (as defined in the SPA) ending on (and including) the Trading Day immediately prior to the date the Research and Development Event is reached, and further multiplied by the number of Research and Development Event Shares (as defined in the SPA) calculated in accordance with the SPA. For the avoidance of doubt, relevant SPA sections referenced in this Section 8.1.2 shall be used for purposes of computation under this Section 8.1.2 regardless of whether the SPA is terminated at the time of such calculation.  In the event that at the time for payment of the Alternative Securities Purchase Half no VWAPs (as defined in the SPA) are available for purposes of calculating the Alternative Securities Purchase Half in the manner described in the immediately preceding sentence, then the Alternative Securities Purchase Half shall be $250,000 in the event that the NDA approval is for Product use with the entire ITT Population, or shall be $125,000 in the event that the NDA approval is for Product use with a population of patients narrower than the entire ITT Population.  To the extent Pint pays the Alternative Securities Purchase Half in accordance with this Section 8.1.2, (a) Pint shall still also pay Onconova the Cash Half of the Research and Development Payment in full, and (b) this Agreement shall not be terminated or terminable due to the failure of Pint to purchase the Research and Development Event Shares pursuant to the SPA. Such Research and Development Payment shall be non-refundable and non-creditable against any other payments due hereunder.

8.2                               Development Milestone Payments.  Pint shall pay to Onconova the milestone payments described in this Section 8.2 upon achievement (first occurrence) of the corresponding milestone event.  Pint shall promptly notify Onconova in writing, but in no event later than thirty (30) days after, of the achievement of each such milestone event achieved by it or any Affiliate or sublicensee.  Pint shall pay the applicable milestone payment by wire transfer of immediately available funds into an account designated by Onconova within thirty (30) days after the achievement (first occurrence) of the applicable milestone event.  Each such payment is non-refundable and non-creditable against any other payments due hereunder.

Milestone Event	Milestone Payment

1. Receipt of a complete Dossier for a Product prepared by or on behalf of Onconova or any of its Affiliates or licensees for submission outside of the Territory. The Dossier shall be compliant according to requirements for the country or region outside of the Territory for which it has been or is being submitted.

	$	[**]

2. Receipt of the first approval of an MAA in the Territory for Product.	$[**]; provided that the milestone payment shall be $[**] if such MAA approval is use with a population of patients narrower than the ITT Population

8.3                               Sales Milestone Payments.  Pint shall pay to Onconova the milestone payments described in this Section 8.3 upon achievement (first occurrence) of the corresponding milestone event.  Pint shall promptly notify Onconova in writing, but in no event later than ten (10) days after, of the achievement of each such milestone event achieved by it or any Affiliate or sublicensee.  Pint shall pay the applicable milestone payment by wire transfer of immediately available funds into an account designated by Onconova within thirty (30) days after receipt by Pint of an invoice from Onconova for same following Pint’s notification to Onconova of the achievement of an applicable milestone.  Each such payment is non-refundable and non-creditable against any other payments due hereunder.  The achievement of a higher sales milestone event shall trigger the milestone payment for such milestone event as well as for all lower milestone events in the event such lower milestone events had not been previously triggered and paid.

Milestone Event	Milestone Payment
1. The first 12 consecutive month period in which the aggregate annual Net Sales of all Products in the Territory equals or exceeds $10,000,000	$	[**]
2. The first 12 consecutive month period in which the aggregate annual Net Sales of all Products in the Territory equals or exceeds $25,000,000	$	[**]
3. The first 12 consecutive month period in which the aggregate annual Net Sales of all Products in the Territory equals or exceeds $40,000,000	$	[**]
4. The first 12 consecutive month period in which the aggregate annual Net Sales of all Products in the Territory equals or exceeds $50,000,000	$	[**]
5. The first 12 consecutive month period in which the aggregate annual Net Sales of all Products in the Territory equals or exceeds $100,000,000	$	[**]

8.4                               Royalties.

8.4.1                     Royalty Rates for Product.  As further consideration for the rights granted to Pint hereunder and subject to the terms and conditions set forth in this Agreement, during the Royalty Term, Pint shall pay to Onconova a tiered royalty on aggregate annual Net

Sales of all Products in the Territory at the applicable rate set forth below with respect to all Net Sales in all or any portion of the calendar year:

Annual Net Sales of Product	Royalty Rate
For that portion of aggregate annual Net Sales less than or equal to $30,000,000	[**]	%

For that portion of aggregate annual Net Sales greater than $30,000,000	[**]	%

8.4.2                     Reduction of Royalty Due to No Valid Claims.  On a country-by-country basis, and a Product-by Product basis, in the event that, and in such case from and after the date on which, a Product is Commercialized in a country in the Territory and is not covered by a Valid Claim of an Onconova Patent that covers the Product or its manufacture or use in such country, the royalty rate set forth in Section 8.4.1 with respect to such country shall be reduced by [**] percent ([**]%).    In the event certain Net Sales are subject to the royalty reduction set forth in this Section 8.4.2, Licensee shall calculate the royalty rates as follows: Licensee shall allocate the applicable reductions to a portion of the Net Sales during a particular calendar quarter to the relevant Net Sales tier set forth in Section 8.4.1 equal to the proportion of Net Sales eligible for such reduction compared to total Net Sales.  For example, if the total Net Sales for a calendar quarter are $80 million, and $20 million of such Net Sales are eligible for royalty reduction under this Section 8.4.2 (meaning 25% of total Net Sales for such calendar quarter are eligible for reduction), then the reduced royalty rates shall apply to 25% of the Net Sales in each applicable royalty tier, and the full royalty rates shall apply to the remaining 75% of Net Sales in each applicable royalty tier.

8.4.3                     In the event that, subject to Section 8.6.1, Pint obtains a license under, or other rights to, patent rights or know-how or other intellectual property from any Third Party(ies) necessary in order to Develop or Commercialize Product in the form being Developed outside of the Territory by Onconova as of the Effective Date in the Field and in the Territory, [**] percent ([**]%) of any and all payments (including royalties and any payments for obtaining such right or license) actually paid under such Third Party licenses by Pint or its Affiliates for a calendar quarter shall be creditable against the royalty payments due to Onconova by Pint with respect to the sale of such Product within such calendar quarter.  At the request of Pint, Onconova shall cooperate with Pint in obtaining any such Third party licenses.

8.4.4                     Notwithstanding the foregoing, in no event will the reductions allowable by Section 8.4.2 and 8.4.3 together cause royalties payable to Onconova in a given calendar quarter to be reduced to less than [**] percent ([**]%) of the applicable royalties set forth in Section 8.4.1.

8.5                               Royalty Payments and Reports.  Pint shall calculate all amounts payable to Onconova pursuant to Section 8.4 with respect to Net Sales at the end of each calendar quarter, which amounts shall be converted to Dollars at such time in accordance with Section 8.8.  Pint shall pay to Onconova the royalty amount due for Net Sales during a given calendar quarter within thirty (30) days after the end of such calendar quarter.  Each payment of royalties due to Onconova shall be accompanied by (i) a statement of the amount of gross sales of each Product in the Territory during the applicable calendar quarter (including such amounts expressed in local currency and as converted to Dollars), (ii) an itemized calculation of Net Sales (a) in the Territory as a whole and (b) on a country-by-country basis, showing for both (a) and (b) deductions provided for in the definition of “Net Sales” during such calendar quarter, and (iii) a calculation of the amount of royalty payment due on such Net Sales for such calendar quarter.  Without limiting the generality of the foregoing, Pint shall require its Affiliates and sublicensees to account for its Net Sales and to provide such reports with respect thereto as if such sales were made by Pint.

8.6                               Third Party Licenses.

8.6.1                     If Pint or any of its Affiliates or sublicensees desires to obtain a license, covenant not to sue or similar rights under any Third Party Patents or other Third Party intellectual property necessary or useful Development, Manufacture or Commercialization of a Product for sale in the Field, then prior to the earlier of commencing negotiations with, or entering into any agreement with, any such Third Party with respect to any such license, covenant or right, Pint shall promptly notify Onconova in writing.  Onconova, itself or through any of its Affiliates or licensees, shall have the first right to in-license or otherwise obtain such rights on a worldwide or country-by-country basis, in Onconova’s sole discretion.  In the event Onconova elects not to in-license or otherwise obtain such rights in the Territory, Pint or its Affiliates or sublicensees may in-license or otherwise acquire rights under such Third Party Patents or other Third Party intellectual property, but only with respect to the Licensed Territory.  In the event Pint enters into any license or covenant not to sue or similar rights to any Third Party Patents or other Third Party intellectual property necessary or useful for the Development, Manufacture or Commercialization of a Product, Pint shall include in any such license or covenant not to sue or similar rights the right to sublicense or otherwise transfer rights to Onconova pursuant to Section 2.2.

8.7                               Taxes and Withholding.  Any income or other taxes which a paying Party is required by Law to pay or withhold on behalf of a receiving Party with respect to any payments payable to a receiving Party under this Agreement shall be deducted from the amount of such payments due, and paid or withheld, as appropriate, by the paying Party on behalf of the receiving Party.  Any such tax required by applicable Law to be paid or withheld shall be an expense of, and borne solely by, the receiving Party.  The paying Party shall furnish the receiving Party with reasonable evidence of such payment or amount withheld, in electronic or written form, as soon as practicable after such payment is made or such amount is withheld.  The Parties will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable Law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

8.8                               Currency Conversion.   All payments to a Party hereunder shall be made in Dollars.  For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents, calculated using the average for the applicable currency conversion as published by The Wall Street Journal, Eastern Edition, for the three (3) months preceding the date on which such calculation is made.

8.9                               General Payment Procedures.  With the exception of the Upfront Payment payable pursuant to Section 8.1.1, the Research and Development Payment payable pursuant to Section 8.1.2, the milestone payments payable pursuant to Sections 8.2 and 8.3, royalties payable pursuant to Section 8.5 or other amounts expressly payable in certain time frames set forth herein, the receiving Party shall invoice the paying Party for all amounts due to such receiving Party under this Agreement, and such payments shall be made within sixty (60) days following the receipt by the paying Party of an invoice from the receiving Party specifying the amount due.

8.10                        Late Payments.  Without limiting any other rights or remedies available to a Party hereunder, if such Party does not receive payment of any amount due to it on or before the due date, the other Party shall pay to such Party interest on any such amounts from and after the date such payments are due under this Agreement at a rate of one and one-half percent (1.5%) per month or the maximum applicable legal rate, if less, calculated on the total number of days’ payment is delinquent.

8.11                        Records; Audits.  Pint, its Affiliates and sublicensees shall keep full, true and accurate records and books of account containing all particulars that may be necessary for the purpose of confirming the accuracy of, and calculating, as applicable, all royalties and other amounts payable to Onconova hereunder (including records of Net Sales) and any other records reasonably required to be maintained with respect to Pint’s obligations under this Agreement, in each case for a minimum period of four (4) years or such longer period as required by applicable Law.  Onconova shall have a right to request an audit of Pint, its Affiliates or sublicensees (the “Audited Party”) in order to confirm the accuracy of any of the foregoing (an “Audit”); provided, however, that Onconova shall only have the right to request such Audit one time during any given calendar year.  Upon the written request by Onconova to Audit the Audited Party, Onconova shall have the right to engage an independent, internationally recognized accounting firm that is reasonably acceptable to the Audited Party to perform a review as is reasonably necessary to enable such accounting firm to calculate or otherwise confirm the accuracy of any of the foregoing for the calendar year(s) requested by Onconova; provided that (i) such accountants shall be given access to, and shall be permitted to examine and copy such books and records of the Audited Party upon five (5) business days’ prior written notice to the Audited Party, and at all reasonable times on such business days, (ii) prior to any such examination taking place, such accountants shall enter into a confidentiality agreement with the Audited Party reasonably acceptable to the Audited Party in order to keep all information and data contained in such books and records strictly confidential and shall not disclose such information or copies of such books and records to any third person including the Auditing Party, but shall only use the same for the purpose of the reviews and/or calculations which they need to perform in order to determine any amounts being reviewed, and (iii) such accountants shall use reasonable efforts to minimize any disruption to Pint’s business.  The accountants shall deliver a copy of their findings to each of the Parties within ten (10) business days of the completion of the review, and, in the absence of fraud or manifest error, the findings of such accountant shall be final and binding on each of the Parties.  Any underpayments by Pint shall be paid to Onconova within ten (10) business days of notification of the results of such inspection.  Any overpayments made by Pint shall be refunded by Onconova within ten (10) business days of notification of the results of such inspection.  The cost of the accountants shall be the responsibility of Onconova unless the accountants’ calculation shows that the actual royalties payable, and/or any such other amount Audited hereunder to be different, by more than five percent (5%), than the amounts as previously calculated by the Audited Party, in which event the cost shall be the responsibility of Pint and Pint shall reimburse Onconova for any Onconova costs incurred for the Audit.

ARTICLE 9
INTELLECTUAL PROPERTY MATTERS

9.1                               Ownership of Intellectual Property.

9.1.1                     General.  Subject to the provisions of this Section 9.1.1 and except as expressly set forth otherwise in this Agreement, as between the Parties: (i) Onconova shall solely own any Onconova Patents and Onconova Know-How, and (ii) Pint shall solely own any Pint Patents and Pint Know-How.  The Parties shall jointly own Joint Inventions and, with respect to Joint Inventions, the Parties shall reasonably cooperate with respect to the filing, prosecution and maintenance of any Patents arising therefrom.  Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each Party shall be entitled to practice, license, assign and otherwise exploit the Joint Inventions and Patents arising therefrom without the duty of accounting or seeking consent from the other Party.  Each Party shall promptly disclose to the other Party all Inventions, as applicable, made by it during the Term.  The determination of inventorship for Inventions for the purpose of allocating proprietary rights therein, shall, for purposes of this Agreement, be made in accordance with applicable Laws relating to inventorship set forth in the patent Laws of the United States (Title 35, United States Code).

9.1.2                     Employees.  Each Party will require all of its and its Affiliates’ employees to assign all Inventions that are developed, made or conceived by such employees according to the ownership principles described in Section 9.1.1.  Each Party will require any agents or independent contractors performing an activity pursuant to this Agreement to assign all Inventions that are developed, made or conceived by such agents or independent contractors to Onconova and/or Pint according to the ownership principles described in Section 9.1.1.

9.2                               Disclosures; Disputes Regarding Inventions.  Each Party shall, before filing a new patent application (including provisionals and continuations-in-part) claiming an Invention to be assigned pursuant to Section 9.1.1, promptly disclose such Invention to the other Party and shall provide the other Party with a copy of the proposed patent application at least ten (10) business days before filing such application or such shorter time as may be required to preserve Patent rights, including the avoidance of a statutory bar.  If the non-filing Party believes that the filing Party’s proposed patent application discloses Confidential Information of the non-filing Party, the non-filing Party shall so notify the filing Party within such ten (10) business days after receipt thereof, and the filing Party shall amend its proposed application to comply with the confidentiality provisions of this Agreement.

9.3                               Patent Filings.

9.3.1                     Onconova Responsibilities.  Onconova shall have the first right to prepare, file, prosecute and maintain (i) Patents claiming or covering Inventions and (ii) all other Onconova Patents.  For clarity, the obligations in this Section 9.3.1 are subject to Pint’s obligations pursuant to Section 9.1.1. If, during the Term, Onconova intends to allow any Onconova Patent in the Territory to which Pint has a license under this Agreement to expire or intends to otherwise abandon any such Onconova Patent, Onconova shall notify Pint of such intention at least thirty (30) days prior to the date upon which such Onconova Patent shall expire or be abandoned and Pint shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof in the Territory at its sole cost and expense.

9.3.2                     Pint Responsibilities.  Pint shall have the first right to prepare, file, prosecute and maintain Pint Patents.  Pint shall keep Onconova informed of the status of each such Patent and shall give reasonable consideration to any suggestions or recommendations of Onconova concerning the preparation, filing, prosecution and maintenance thereof.  The Parties shall cooperate reasonably in the prosecution of such Pint Patents under this Section 9.3.2 and shall share all material information relating thereto promptly after receipt of such information.  If, during the Term, Pint intends to allow any Pint Patent to which Onconova has a license under this Agreement to expire or intends to otherwise abandon any Pint Patent, Pint shall notify Onconova of such intention at least thirty (30) days prior to the date upon which such Pint Patent shall expire or be abandoned, and Onconova shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof at its sole cost and expense.

9.3.3                     Cooperation.  The Parties agree to cooperate in the preparation, filing, prosecution and maintenance of all Patents under this Section 9.3, including cooperating with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or maintain such Patents.

9.3.4                     Patent Expenses.  Any expenses incurred by a Party in connection with the preparation, filing, prosecution and maintenance of any Onconova Patents or Pint Patents, as applicable, shall be borne by the Party incurring such expenses; provided, however, that Pint will be responsible for all such expenses with respect to Onconova Patents in the Territory.

9.4                               Defense and Enforcement of Patents.

9.4.1                     Infringement of Third Party Patents.  Onconova and Pint shall each promptly notify the other in writing if either Party, or any of their respective Affiliates, shall be individually named as a defendant in a legal proceeding by a Third Party alleging infringement of a patent or other intellectual property right of such Third Party as a result of the Manufacturing, Development, use or Commercialization of the Product hereunder for sale in the Field in the Territory (each, an “Infringement Claim”).

(a)                                 In the event that such Infringement Claim is brought solely against Pint but is not in connection with Onconova Know-How or an Onconova Patent, then Pint shall have the first right to assume sole control of the defense of any such Infringement Claim and Pint shall be deemed to be the “Controlling Party” for purposes of such Infringement Claim.  In the event that such Infringement Claim is brought (i) against Onconova or both of Pint and Onconova in respect of the Product, (ii) relates to the Manufacture of the Product for sale outside the Territory or (iii) is brought against either or both of Pint and Onconova in connection with Onconova Know-How or an Onconova Patent, then Onconova (or its designee) shall have the first right, but not the obligation, to assume sole control of the defense of any such Infringement Claim and Onconova shall be deemed to be the “Controlling Party”.

(b)                                 If the Controlling Party wishes to assume sole control of the defense of any such Infringement Claim, the Controlling Party may do so upon written notice to the other Party and in such event (i) the Controlling Party will have the exclusive right, at its cost, to hire, fire and direct an attorney to represent both it and the other Party with respect to such Infringement Claims; and (ii) the Controlling Party will have the exclusive right to settle any Infringement Claim without the consent of the other Party, unless such settlement shall have a material adverse impact upon the other Party.

(c)                                  If the Controlling Party does not exercise its right to control the defense of such Infringement Claim within ten (10) days, then the Parties shall jointly control the defense of any such Infringement Claim, and in such event, (i) each Party shall have the right but not the obligation, at its sole cost and expense, to retain its own counsel to participate in any such Infringement Claim, and (ii) neither Party may settle such Infringement Claim without the consent of the other Party; provided, however, that, notwithstanding the foregoing, in no event shall Pint have any right to control the defense of, either by itself or jointly, or settle, any Infringement Claim relating to the Manufacture of the Product.

(d)                                 If a Party shall become engaged in or participate in any suit described in this Section 9.4.1, the other Party shall cooperate, and shall cause its and its Affiliates’ employees to cooperate, with such Party in all reasonable respects in connection therewith.

9.4.2                     Prosecution of Infringers.

(a)                                 Notice.  If either Party (i) receives notice of any patent nullity actions, any declaratory judgment actions or any alleged or threatened infringement of patents or patent applications or misappropriation of intellectual property comprising the Onconova Patents, Onconova Inventions, Onconova Know-How, Pint Patents, Pint Inventions or Pint Know-How or (ii) learns that a Third Party is infringing or allegedly infringing any Patent within the Onconova Patents or the Pint Patents, or if any Third Party claims that any such Patent is invalid or unenforceable, in each case, with respect to the Field in the Territory, it will promptly notify the other Party thereof, including providing evidence of infringement or the claim of invalidity or unenforceability reasonably available to such Party.  The Parties will cooperate and use reasonable efforts to stop such alleged infringement or to address such claim without litigation.

(b)                                 Enforcement of Onconova Patents and Pint Patents.

(i)                                    Pint will have the first right (but not the obligation) to take the appropriate steps to enforce or defend any Patent within the Pint Patents against infringement by a Third Party in the Field in the Territory.  Pint may take steps including the initiation, prosecution and control of any suit, action, proceeding or other legal action by counsel of its own choice.  Pint shall bear the costs of such enforcement.  Notwithstanding the foregoing, Onconova will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(ii)                                If, pursuant to Section 9.4.2(b)(i), Pint fails to take the appropriate steps to enforce or defend any Patent within the Pint Patents that have not been assigned pursuant to Section 9.1.1 but that relate to the Product within one hundred eighty (180) days of the date one Party has provided notice to the other Party pursuant to Section 9.4.2(a) of such infringement or claim, then Onconova will have the right (but not the obligation), at its own expense, to bring any such suit, action or proceeding by counsel of its own choice and Pint will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(iii)                            Onconova will have the first right (but not the obligation) to take the appropriate steps to enforce any Onconova Patent against infringement by a Third Party in the Field in the Territory, including the initiation, prosecution and control of any suit, proceeding or other legal action by counsel of its own choice.  Each of Onconova and Pint will bear the costs of such enforcement equally.  Notwithstanding the foregoing, Pint will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(iv)                             If, pursuant to Section 9.4.2(b) Onconova fails to take the appropriate steps to enforce any Onconova Patent in the Territory within one hundred eighty (180) days of the date one Party has provided notice to the other Party pursuant to Section 9.4.2(a) of such infringement or claim, then Pint will have the right (but not the obligation), at its own expense, to bring any such suit, action or proceeding in the Territory by counsel of its own choice, and Onconova will have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that notwithstanding the foregoing, in no event shall Pint have any right to bring any such suit, action or proceeding with respect to any matter involving the Manufacture of the Product.

(c)                                  Cooperation; Damages.

(i)                                    If one Party brings any suit, action or proceeding under Section 9.4.2(b), the other Party agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give the first Party reasonable authority to file and prosecute the suit, action or proceeding; provided, however, that neither Party will be required to transfer any right, title or interest in or to any property to the other Party or any other party to confer standing on a Party hereunder.

(ii)                                The Party not pursuing the suit, action or proceeding hereunder will provide reasonable assistance to the other Party, subject to the other Party’s reimbursement of any out-of-pocket expenses incurred by the non-enforcing or defending Party in providing such assistance.

(iii)                            Pint shall not settle any claim, suit or action that it brought under Section 9.4.2 involving Onconova Patents without the prior written consent of Onconova in its sole discretion.

(iv)                             Any settlements, damages or other monetary awards (a “Recovery”) recovered pursuant to a suit, action or proceeding brought pursuant to Section 9.4.2(b) will be allocated first to the costs and expenses of the Party taking such action, and second, to the costs and expenses (if any) of the other Party, with any remaining amounts (if any) to be allocated as follows: (i) if Pint is the enforcing Party, to the extent that such Recovery is a payment for lost sales of the Product in the Field in the Territory, any such Recovery shall be payable eighty percent (80%) to Pint and twenty percent (20%) to Onconova, and all other Recoveries shall be payable ninety percent (90%) to Onconova and ten percent (10%) to Pint, and (ii) if Onconova is the enforcing Party, to the extent that such Recovery is a payment for lost sales of the Product in the Field in the Territory, all Recoveries shall be payable fifty percent (50%) to Onconova and fifty percent (50%) to Pint and all other Recoveries shall be payable ninety percent (90%) to Onconova and ten percent (10%) to Pint.

(d)                                 Infringement of Onconova Patents Outside of the Territory or Outside the Field.  For clarity, with respect to any and all infringement of any Onconova Patent anywhere outside of the Territory or outside the Field, Onconova (or its designee) shall have the sole and exclusive right to bring an appropriate suit or other action against any Person engaged in such infringement of any such Onconova Patents, in its sole discretion and Pint shall have no rights with respect thereto.

9.5                               Patent Term Extensions.  Onconova and Pint shall cooperate in good faith in gaining Patent Term Extensions wherever applicable to the Onconova Patents and Pint Patents in the Territory.  However, Onconova shall have the sole discretion in determining for which Onconova Patent(s) to seek Patent Term Extensions for any particular compound, protein, composition, article, product, process or use.

9.6                               Patent Marking.  Pint shall mark the Product marketed and sold by Pint (or its Affiliate or distributor) hereunder with appropriate patent numbers or indicia at Onconova’s request.

9.7                               Consequences of Patent Challenge.  Onconova will be permitted to terminate this Agreement upon written notice to Pint, effective upon receipt, if Pint or any of its Affiliates, directly or indirectly, (i) initiate or request an interference or opposition proceeding with respect to any Onconova Patent, (ii) make, file or maintain any claim, demand, lawsuit or cause of action to challenge the validity or enforceability of any Onconova Patent, or (iii) oppose any extension of, or the grant of a supplementary protection certificate with respect to, any Onconova Patent.

ARTICLE 10
REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1                        Mutual Representations and Warranties.  Each Party hereby represents and warrants (as applicable) to the other Party, as of the Effective Date, that:

10.1.1              Corporate Existence and Power.  It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

10.1.2              Authority and Binding Agreement.  (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.

10.1.3              No Conflicts.  The execution, delivery and performance of this Agreement by it does not violate any Laws of any Governmental Authority having jurisdiction over it.

10.1.4              All Consents and Approvals Obtained.  Except with respect to Regulatory Approvals for the Development, Manufacturing or Commercialization of the Product or as otherwise described in this Agreement, (i) all necessary consents, approvals and authorizations of, and (ii) all notices to, and filings by such Party with, all Governmental Authorities and other persons or entities required to be obtained or provided by such Party as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained and provided, except for those approvals, if any, not required at the time of execution of this Agreement.

10.2                        Additional Representations and Warranties of Onconova.  Onconova hereby represents and warrants to Pint, as of the Effective Date, that:

10.2.1              Onconova has not filed and to Onconova’s knowledge no other third party has filed any Marketing Authorization Applications with a Governmental Authority in the Territory for the sale of the Product in the Field in the Territory;

10.2.2              Neither Onconova nor its Affiliates, nor, to Onconova’s knowledge, its subcontractors, has received any notice in writing or otherwise has knowledge of any facts which have led Onconova to believe that any of Onconova’s Regulatory Filings relating to the Product are not currently in good standing with the FDA;

10.2.3              Neither Onconova nor, to the knowledge of Onconova, its subcontractors, has received written notice of any proceedings pending before or threatened by any Regulatory Authority with respect to the Product or any facility where the Product is Manufactured;

10.2.4              To the knowledge of Onconova, no claim or demand of any Person has been asserted in writing to Onconova that challenges the rights of Onconova to use or license any of the Onconova Technology in the Territory;

10.2.5              Schedule 1.33 sets forth all of the Patents Controlled by Onconova as of the Effective Date that relate to Compound and/or Product and Onconova Controls all of the patents and patent applications listed on Schedule 1.33; and

10.2.6              There are no claims, judgments or settlements against or owed by Onconova, nor any pending reissue, reexamination, interference, opposition or similar proceedings, with respect to the Onconova Patent Rights or Onconova Know-How, and Onconova has not received written notice as of the Effective Date of any threatened claims or litigation or any reissue, reexamination, interference, opposition or similar proceedings seeking to invalidate or otherwise challenge the Onconova Patent Rights or Onconova Know-How.

10.2.7              all issued Patents within the Onconova Patent Rights are in full force and effect, and, to Onconova’s knowledge, exist and are not invalid or unenforceable, in whole or in part;

10.2.8              it has the full right, power and authority to grant the licenses granted hereunder;

10.2.9              it (and its Affiliates) has not prior to the Effective Date (i) assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Onconova Patent Rights or Onconova Know-How in the Field in the Territory, or (ii) otherwise granted any rights to any Third Parties that would conflict with the rights granted to Pint hereunder;

10.2.10       to Onconova’s knowledge, it is the sole and exclusive owner of the Onconova Patent Rights and Onconova Know-How, all of which are free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to same;

10.2.11       to Onconova’s knowledge, the exercise of the license granted to Pint under the Onconova Patent Rights and Onconova Know-How, for the Development and Commercialization of Product in the form being Developed outside of the Territory by Onconova as of the Effective Date will not interfere with or infringe any intellectual property rights owned or possessed by any Third Party;

10.2.12       there are no claims, judgments or settlements against or owed by Onconova (or any of its Affiliates) relating to the Onconova Patent Rights and Onconova Know-How and no pending or, to Onconova’s knowledge, threatened claims or litigation relating to the Onconova Patent Rights and Onconova Know-How;

10.2.13       Onconova has disclosed or otherwise made available to Pint all reasonably relevant and material information in Onconova’s possession regarding (i) the Compounds and/or Products and/or (ii) the Onconova Patent Rights licensed under this Agreement, including (a) any licenses and material agreements related to the Onconova Patent Rights, Onconova Know-How, Compound and/or Product in the Field in the Territory and (b) safety or efficacy information related to the Compound and/or Products;

10.2.14       neither it nor any of its Affiliates has received any written notification from a Third Party that the research, development, manufacture, use, sale or import of Compound or Product in the form being Developed outside of the Territory by Onconova as of the Effective Date infringes or misappropriates the Patent Rights or know-how owned or controlled by such Third Party, and Onconova has no knowledge that a Third Party has any basis for any such claim;

10.2.15       Onconova has complied with all existing country-specific laws and regulations involving inventor remuneration associated with the Onconova Patent Rights;

10.2.16       Onconova has disclosed or otherwise made available to Pint all material correspondences to/from any Regulatory Authority in Onconova’s possession, in each case related to the Compound or Products, to the extent such correspondence is relevant to the potential commercial, scientific or strategic value or attractiveness of the Compound or Products;

10.2.17       Onconova has obtained all necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by it as of the Effective Date, as applicable, in connection with the execution, delivery and performance of this Agreement;

10.2.18       To Onconova’s knowledge, all research and development (including non-clinical studies and clinical trials) related to the Compound and/or Products prior to the Effective Date has been conducted in accordance with all Applicable Laws;

10.2.19       except for the Temple License Agreements, there are no agreements (including any licenses), written or oral, granting any licenses or other rights to (or from) Onconova (or any of its Affiliates) relating to the Compound or Products or the Onconova Know-How or Onconova Patent Rights in the Territory;

10.2.20       with respect to each Temple License Agreement, (i) it is in full force and effect; (ii) neither Onconova nor any of its Affiliates is in breach thereof; (iii) neither Onconova nor any of its Affiliates has received any notice of breach or notice of threatened breach thereof; and (iv) neither Onconova nor any of its Affiliates has received any notice from Temple of intent to reduce the scope of the field thereof or render any of the licenses thereunder non-exclusive, and no event, act or omission has occurred which could give rise to the right of Temple to reduce the scope of the field thereof or render any of the licenses thereunder non-exclusive; and

10.2.21       to Onconova’s knowledge, all information and data provided by or on behalf of Onconova to Pint on or before the Effective Date in contemplation of this Agreement was and is true and accurate and complete in all material respects, and to Onconova’s knowledge, Onconova has not disclosed, failed to disclose, or cause to be disclosed, any information or data that would reasonably be expected to cause the information and data that has been disclosed to be misleading in any material respect.

10.3                        Additional Representations and Warranties of Pint.  Pint hereby represents and warrants to Onconova, as of the Effective Date, that:

10.3.1              Pint is solvent and has the ability to pay and perform all of its obligations as and when such obligations become due, including payment obligations and other obligations under this Agreement;

10.4                        Mutual Covenants.  Each Party hereby covenants to the other Party that:

10.4.1              All employees of such Party or its Affiliates or Third Party subcontractors working under this Agreement will be under appropriate confidentiality provisions at least as protective as those contained in this Agreement and, to the extent permitted under Law, have agreed to a present assignment of all right, title and interest in and to their inventions and discoveries, whether or not patentable, to such Party as the sole owner thereof;

10.4.2              To its knowledge, such Party will not (i) employ or use, nor hire or use any contractor or consultant that employs or uses, any individual or entity, including a clinical investigator, institution or institutional review board, debarred or disqualified by the FDA (or subject to a similar sanction by any Regulatory Authority outside the United States) or (ii) employ any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding by any Regulatory Authority outside the United States), in each of subclauses (i) and (ii) in the conduct of its activities under this Agreement; and

10.4.3              Neither Party nor any of its Affiliates shall, during the Term, grant any right or license to any Third Party relating to any of the intellectual property rights it owns or Controls which would conflict with any of the rights or licenses granted to the other Party hereunder; and such Party and its Affiliates shall perform its activities pursuant to this Agreement in compliance (and shall ensure compliance by any of its subcontractors) in all material respects with all Laws including GLPs, GMPs and GCPs as applicable and with respect to the Development, Manufacturing and Commercialization activities contemplated hereunder.

10.5                        Disclaimer.  Pint understands that the Product is the subject of ongoing clinical research and development and that Onconova cannot ensure the safety or usefulness of the Product or that the Product will receive Regulatory Approvals.  In addition, Onconova makes no warranties except as set forth in this Article 10 concerning the Onconova Technology or otherwise.

10.6                        No Other Representations or Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 11
INDEMNIFICATION

11.1                        Indemnification by Onconova.  Onconova hereby agrees to indemnify, defend and hold Pint, its Affiliates, and their respective directors, officers, agents and employees harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a Third Party (each, a “Third Party Claim”) resulting or otherwise arising from (i) any breach by Onconova of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (ii) the negligence or willful misconduct by Onconova or its Affiliates or their respective officers, directors, employees, agents, consultants or sublicensees in performing any obligations under this Agreement, or (iii) any matter related to the Development, handling, storage, use, packaging and labeling, or Commercialization of the Product outside the Territory (including, for clarity, any product liability Losses resulting therefrom) by Onconova or its Affiliates or their respective officers, directors, employees, agents, consultants or sublicensees; in each case, except to the extent that such Losses are subject to indemnification by Pint pursuant to Section 11.2.

11.2                        Indemnification by Pint.  Pint hereby agrees to indemnify, defend and hold Onconova, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all Third Party Claims resulting or otherwise arising from (i) any breach by Pint of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (ii) the negligence or willful misconduct by Pint or its Affiliates or their respective officers, directors, employees, agents, consultants or sublicensees in performing any obligations under this Agreement, or (iii) any matter related to the Development, handling, storage, use, packaging and labeling, or Commercialization of the Product hereunder (including, for clarity, any product liability Losses resulting therefrom) by Pint or its Affiliates or their respective officers, directors, employees, agents, consultants or sublicensees; in each case, except to the extent that such Losses are subject to indemnification by Onconova pursuant to Section 11.1.

11.3                        Indemnification Procedures.

11.3.1              Notice of Claim.  All indemnification claims in respect of any indemnitee seeking indemnity under Section 11.1 or 11.2, as applicable (collectively, the “Indemnitees” and each, an “Indemnitee”) will be made solely by the corresponding Party (the “Indemnified Party”).  The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses and any legal proceeding initiated by a Third Party against the Indemnified Party as to which the Indemnified Party intends to make a request for indemnification under Section 11.1 or 11.2, as applicable, but in no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice which materially prejudices the defense of such proceeding.  Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time).  Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim.

11.3.2              Control of Defense.  At its option, the Indemnifying Party may assume the defense of any Third Party Claim subject to indemnification as provided for in Section 11.1 or 11.2, as applicable, by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice.  Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects, and such Indemnifying Party shall thereafter continue to defend such Third Party Claim in good faith.  Should the Indemnifying Party assume the defense of a Third Party Claim (and continue to defend such Third Party Claim in good faith), the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim, unless the Indemnifying Party has failed to assume the defense and employ counsel in accordance with this Section 11.3.

11.3.3              Right to Participate in Defense.  Without limiting Section 11.3.2, any Indemnitee will be entitled to participate in the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnitee’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense (or continue to defend such Third Party Claim in good faith) and employ counsel in accordance with this Section 11.3, in which case the Indemnified Party will be allowed to control the defense.

11.3.4              Settlement.  With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided, however, that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay prior to the time of the entry of judgment.  With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.3.2, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, provided it obtains the prior written consent of the Indemnified Party (which consent will be at the Indemnified Party’s reasonable discretion).  The Indemnifying Party that has assumed the defense of (and continues to defend) the Third Party Claim in accordance with Section 11.3.2 will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of such Indemnifying Party.  No Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 11.3.2.

11.3.5              Cooperation.  If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim.  Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

11.4                        Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 11.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 12.

11.5                        Insurance.  Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which the Product is being clinically tested in human subjects or commercially distributed or sold by such Party pursuant to this Agreement.  Each Party shall provide the other Party with written evidence of such insurance upon request.  Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, nonrenewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

ARTICLE 12
CONFIDENTIALITY

12.1                        Confidential Information.  As used in this Agreement, the term “Confidential Information” means all information, whether it be written or oral, including all production schedules, lines of products, volumes of business, processes, new product developments, product designs, formulae, technical information, laboratory data, clinical data, patent information, know-how, trade secrets, financial and strategic information, marketing and promotional information and data, and other material relating to any products, projects or processes of one Party (the “Disclosing Party”) that is provided to, or otherwise obtained by, the other Party (the

“Receiving Party”) in connection with this Agreement (including information exchanged prior to the date hereof in connection with the transactions set forth in this Agreement, including any information disclosed by either Party pursuant to that certain Confidential Disclosure Agreement between the Parties dated March 24, 2017). Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

(a)                                 were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;

(b)                                 were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;

(c)                                  became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

(d)                                 were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(e)                                  were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party, to the extent such Receiving Party has documentary evidence to that effect.

12.2                        Confidentiality Obligations.  Each of Pint and Onconova shall keep all Confidential Information received from or on behalf of the other Party with the same degree of care with which it maintains the confidentiality of its own Confidential Information, but in all cases no less than a reasonable degree of care.  Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its  and its Affiliates’ directors, managers, employees, independent contractors, agents or consultants who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement; provided, however, that a Receiving Party shall advise any of its and its Affiliates’ directors, managers, employees, independent contractors, agents or consultants who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this Article 12) that all such directors, managers, employees, independent contractors, agents or consultants comply with such obligations.  Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party or its directors, managers, employees, independent contractors, agents or consultants, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes.  Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Article 12.  It is understood that receipt of Confidential Information under this Agreement will not limit the Receiving Party from assigning its employees to any particular job or task in any way it may choose, subject to the terms and conditions of this Agreement.

12.3                        Permitted Disclosure and Use.  Notwithstanding Section 12.2, (i) either Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to: (a) comply with or enforce any of the provisions of this Agreement; and (b) comply with applicable Law; (ii) either Party may disclose Confidential Information belonging to the other Party related to a Product only to the extent such disclosure is reasonably necessary to obtain or maintain regulatory approval of a Product, as applicable, to the extent such disclosure is made to a Governmental Authority; and (iii) each Party may disclose Development Data (A) as reasonably necessary for filing or prosecuting Patents as permitted by this Agreement, or (B) to actual and potential licensees employees, consultants and sublicensees bound by a written agreement with such Party having terms at least as protective as those contained in this Article 12.  If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 12.3, such Party shall give reasonable advance written notice of such disclosure to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information, including seeking a protective order or other appropriate remedy.

12.4                        Notification.  The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and will cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

12.5                        Publicity; Filing of this Agreement.  The press release to be issued in connection with the transactions is set forth on Schedule 12.5.  Except as otherwise provided in this Section 12.5, each Party shall maintain the confidentiality of all provisions of this Agreement, and without the prior written consent of the other Party, which consent shall not be unreasonably withheld, neither Party nor its respective Affiliates shall make any press release or other public announcement of or otherwise disclose the provisions of this Agreement to any Third Party, except for: (i) disclosure to those of its directors, officers, employees, accountants, attorneys, underwriters, lenders and other financing sources, advisors and agents whose duties reasonably require them to have access to this Agreement, provided that such directors, officers, employees, accountants, attorneys, underwriters, lenders and other financing sources, advisors and agents are required to maintain the confidentiality of this Agreement, (ii) disclosures required by Nasdaq regulation or any listing agreement with a national securities exchange, in which case the disclosing Party shall provide the nondisclosing Party with at least forty eight (48) hours’ notice unless otherwise not practicable, but in any event no later than the time the disclosure required by such Nasdaq regulation or listing agreement is made, (iii) disclosures as may be required by Law, in which case the disclosing Party shall provide the nondisclosing Party with prompt advance notice of such disclosure and cooperate with the nondisclosing Party to seek a protective order or other appropriate remedy, including a request for confidential treatment in the case of a filing with the Securities and Exchange Commission, (iv) the report on Form 8-K, which may be filed by Onconova or an Affiliate of Onconova setting forth the press release referred to above, and/or this Agreement in redacted form, (v) disclosures that are consistent with or complementary to those described in clause (iv) but which do not contain any Confidential Information of the other Party; and (vi) other disclosures for which consent has previously been given.  A Party may publicly disclose without regard to the preceding requirements of this Section 12.5 any information that was previously publicly disclosed pursuant to this Section 12.5.

12.6                        Publication.  Pint shall submit copies of each proposed academic, scientific, medical and other publication or presentation that contains or refers to the Onconova Patents, Onconova Know-How or otherwise relates to the Product or any research or Development Activities under this Agreement to Onconova for review and comment at least thirty (30) days prior to submission for publication or other disclosure.  At Onconova’s request, Pint shall remove, redact or otherwise modify the proposed publication or presentation to remove any Confidential Information of Onconova.  Upon request by Onconova in writing, Pint will grant Onconova an additional period of time, not to exceed an additional ninety (90) days, in order to allow patent applications to be filed to protect the potential patentability of any data, information or material described therein.  In addition, in the event that the document includes data, information or material generated by Onconova’s scientists, and professional standards for authorship would be consistent with including Onconova’s scientists as co-authors of the document, the names of such scientists will be included as co-authors.

12.7                        Use of Names.  Except as otherwise set forth in this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld; provided, however, that subject to Section 12.5, either Party may use the name of the other Party in any document filed with any regulatory agency or Governmental Authority, including the FDA, CFDA and the Securities and Exchange Commission.

12.8                        Survival.  The obligations and prohibitions contained in this Article 12 as they apply to Confidential Information shall survive the expiration or termination of this Agreement for a period of seven (7) years.

ARTICLE 13
TERM AND TERMINATION

13.1                        Term.  This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect until the expiration of all royalty payment obligations under this Agreement (the “Term”).

13.2                        Termination for Breach.  Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event that the other Party shall have materially breached or defaulted in the performance of any of its obligations.  The non-terminating Party shall have thirty (30) days (ten (10) days in the event of non-payment) after written notice thereof was provided to the non-terminating Party by the terminating Party to remedy such default.  Any such termination shall become effective at the end of such thirty (30)-day period (ten (10)-day period for non-payment) unless the non-terminating Party has cured any such breach or default prior to the expiration of such thirty (30)-day period (ten (10)-day period for non-payment).

13.3                        Termination as a Result of Bankruptcy.  Each Party shall have the right to terminate this Agreement upon written notice as a result of the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided that such termination shall be effective only if such proceeding is not dismissed within ninety (90) days after the filing thereof.

13.4                        Termination for Convenience by Pint.  Pint may terminate this Agreement in whole (but not in part) at any time upon forty-five (45) days’ prior written notice to Onconova.

ARTICLE 14
EFFECTS OF TERMINATION

14.1                        Termination by Onconova.  Without limiting any other legal or equitable remedies that a Party may have, if this Agreement is terminated by Onconova pursuant to  Section 13.2 or 13.3  or by Pint pursuant to Section 13.4, then the following provisions shall apply.

14.1.1              Termination of Licenses.  All rights and licenses granted to Pint hereunder shall immediately terminate and be of no further force and effect and Pint shall cease Developing and Commercializing the Product (except as otherwise set forth in Section 14.1.4).

14.1.2              Assignments.  Pint will promptly, in each case within sixty (60) days after receipt of Onconova’s request, at Onconova’s reasonable expense:

(a)                                 assign to Onconova all of Pint’s right, title and interest in and to any agreements (or portions thereof) between Pint and Third Parties that relate to the Development or Commercialization of the Product in any country for which such termination is effective;

(b)                                 assign and does hereby to Onconova all of Pint’s right, title and interest in and to any (i) promotional materials and (ii) copyrights and trademarks, any registrations and design patents for the foregoing and any internet domain name registrations for such trademarks and slogans, all to the extent solely related to the Product in any country for which such termination is effective; provided, however, in the event Onconova exercises such right to have assigned such promotional materials, Pint shall grant, and hereby does grant, a royalty-free right and license to any housemarks, trademarks, names and logos of Pint (not otherwise transferred pursuant to this clause (b)) contained therein for a period of eighteen (18) months in order use such promotional materials in connection with the Commercialization of the Product;

(c)                                  assign to Onconova, the management and continued performance of any clinical trials for the Product ongoing hereunder as of the effective date of such termination in any country for which such termination is effective;

(d)                                 transfer and assign and does hereby transfer and assign to Onconova all of, if any, Pint’s right, title and interest in and to any and all regulatory filings, Regulatory Approvals and other Regulatory Materials for the Product in any country for which such termination is effective;

(e)                                  transfer and assign and does hereby transfer and assign to Onconova all of Pint’s right, title and interest in and to any and all Commercialization Data Controlled by Pint for the Product in any country for which such termination is effective;

(f)                                   provide copies of any other books, records, documents and instruments Controlled by Pint to the extent related to the Product;

(g)                                 grant, and hereby does grant to Onconova and its Affiliates, and Onconova and its Affiliates will automatically have, an exclusive, fully paid-up license, with the right to grant sublicenses through multiple tiers, under any and all intellectual property rights (including any applicable trademarks) Controlled by Pint and its Affiliates and sublicensees covering or relating to Product or its manufacture or use in any formulation, to make, have made, use, offer to sell, sell, import and otherwise exploit Product in the Territory;

provided, however, that to the extent that any agreement or other asset described in this Section 14.1.2 is not assignable by Pint, then such agreement or other asset will not be assigned, and upon the request of Onconova, Pint will take such steps as may be necessary to allow Onconova to obtain and to enjoy the benefits of such agreement or other asset, without additional payment therefor, in the form of a license or other right to the extent Pint has the right and ability to do so.  For purposes of clarity, Onconova shall have the right to request that Pint take any or all of the foregoing actions in whole or in part, or with respect to all or any portion of the assets set forth in the foregoing provisions.

14.1.3              Disclosure and Delivery.  Pint will promptly transfer to Onconova copies of any physical embodiment of any Pint Know-How, to the extent then used in connection with the Development or Commercialization of the Product; such transfer shall be effected by the delivery of documents, to the extent such Pint Know-How is embodied in documents, and to the extent that Pint Know-How is not fully embodied in documents, Pint shall make its employees and agents who have knowledge of such Pint Know-How in addition to that embodied in documents available to Onconova for interviews, demonstrations and training to effect such transfer in a manner sufficient to enable Onconova to practice such Pint Know-How.  At Onconova’s request and expense, Pint shall cooperate with Onconova (and/or its designees) to provide reasonable assistance to the extent necessary or reasonably useful to allow Onconova to continue to Develop and/or Commercialize Product, either itself or through one or more Third Parties, in the Territory.

14.1.4              Disposition of Inventory.  Onconova shall have the option, exercisable within thirty (30) days following the effective date of such termination, to purchase any inventory of the Product affected by such termination at the price for which such Product was sold to Pint by Onconova hereunder.  Onconova may exercise such option by written notice to Pint during such thirty (30)-day period; provided, however in the event Onconova exercises such right to purchase such inventory, Pint shall grant, and hereby does grant, a royalty-free right and license to any housemarks, trademarks, names and logos of Pint contained therein for a period of eighteen (18) months in order to sell such inventory.  Upon such exercise, the Parties will establish mutually agreeable payment and delivery terms for the sale of such inventory.  If Onconova does not exercise such option during such thirty (30)-day period, or if Onconova provides Pint with written notice of its intention not to exercise such option, then Pint and its Affiliates will be entitled, during the period ending on the last day of the eighteenth (18th) full month following the effective date of such termination, to sell any inventory of Product affected by such termination that remains on hand as of the effective date of the termination, so long as Pint pays to Onconova the royalties and other amounts payable hereunder (including milestones) applicable to said subsequent sales, with respect to sales in the Territory, as applicable, in accordance with the terms and conditions set forth in this Agreement.

14.1.5              Disposition of Commercialization-Related Materials.  Pint will promptly deliver to Onconova in electronic, sortable form (i) a list identifying all wholesalers and other distributors involved in the Commercialization of the Product in the Territory as well as any customer lists related to the Commercialization of the Product in the Territory and (ii) all promotional materials as well as any items bearing the Product trademark and/or any trademarks or housemarks otherwise associated with the Product or Onconova.

14.2                        Termination by Pint.  Without limiting any other legal or equitable remedies that Pint may have, if this Agreement is terminated by Pint in accordance with Section 13.3 or if this Agreement is terminated by Pint in accordance with Section 13.2 and Onconova is the breaching Party, then all rights and licenses granted by one Party to the other hereunder shall immediately terminate and be of no further force and effect, and Pint shall cease Developing and Commercializing all Products.

14.3                        Pint Alternative to Termination for Onconova Breach.  In any instance in which Pint would have the right to terminate this Agreement pursuant to Section 13.2 for an uncured Onconova breach, Pint in the alternative and at its sole discretion may elect to not terminate this Agreement but instead terminate the license grants to Onconova under Section 2.2, terminate the JSC, and, if Onconova’s uncured breach is failure by Onconova to supply Compound or Product pursuant to the Supply Agreement, terminate its obligation under Article 7 to purchase Product exclusively from Onconova.

14.4                        Bankruptcy Code.  If this Agreement is terminated by Pint pursuant to Section 13.3 due to Onconova’s bankruptcy, all licenses and rights granted under or pursuant to this Agreement to Pint shall be considered to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses of rights to “intellectual property” as defined in the Code.  The Parties agree that Pint, as an exclusive licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code.

14.5                        Expiration of the Royalty Term.  On a country-by-country basis, upon the expiration of the Royalty Term for each country within the Territory, the license set forth in Section 2.1 shall become a fully paid-up, perpetual license.

14.6                        Accrued Rights.  Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such termination.  Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

14.7                        Survival.  Notwithstanding anything to the contrary contained herein, all provisions, which by their nature would be reasonably expected to survive expiration of termination of this Agreement, shall so survive, including: Articles 1, 8 (but only with respect to payments due related to the Research and Development Payment, sales made or milestones achieved prior to termination, as well as Sections 8.7, 8.10 and 8.11), 11, 12, 14, 15 and 16 and Sections 2.1 (solely to the extent the license set forth therein has become fully paid-up and perpetual pursuant to Section 14.5), 2.2.2, 2.4.2 (solely with respect to the license granted to Onconova pursuant to Section 2.2.2), 4.5, 5.3(a) (solely to the extent the license grant to Pint under Section 2.1 has become fully paid-up and perpetual pursuant to Section 14.5), 5.3(b), and 9.1.  Except as set forth in this Article 14 or otherwise expressly set forth herein, upon termination or expiration of this Agreement all other rights and obligations of the Parties shall cease.

ARTICLE 15
DISPUTE RESOLUTION

15.1                        Disputes.  The Parties recognize that, from time to time during the Term, disputes may arise as to certain matters which relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 15 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement (other than a dispute addressed in Section 3.4).

15.2                        Executive Officers.  With respect to all disputes arising between the Parties and not from the JSC, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Executive Officers of each Party for attempted resolution by good-faith negotiations within thirty (30) days after such notice is received.

15.3                        Venue.  If the Executive Officers are not able to resolve such dispute referred to them under Section 15.2 within such thirty (30)-day period, then the Parties shall have right to pursue any legal or equitable remedy available to it under Law; provided that any litigation arising under this Agreement shall be brought in a state or federal court located in the State of Delaware.  Each Party hereby agrees to the exclusive jurisdiction of such forum and waives any objections as to the personal jurisdiction or venue of such forum. Notwithstanding anything herein to the contrary, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patent rights covering the manufacture, use or sale of any Product or of any trademark rights relating to any Product shall be submitted to a court of competent jurisdiction in the Territory in which such patent or trademark rights were granted or arose.

15.4                        Injunctive Relief.  Nothing herein may prevent either Party from seeking a preliminary injunction or temporary restraining order so as to prevent any Confidential Information from being disclosed in violation of this Agreement.

ARTICLE 16
MISCELLANEOUS

16.1                        Entire Agreement; Amendment.  This Agreement and the Securities Purchase Agreement, including the Schedules hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidential Disclosure Agreement between the Parties dated March 24, 2017 (which shall remain effective prior to the Effective Date).  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

16.2                        Force Majeure.  A Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party makes reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of force majeure affecting such Party.

16.3                        Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 16.3, and shall be deemed to have been given for all purposes (i) when delivered, if hand-delivered or sent by facsimile on a business day, (ii) on the next business day if sent by a reputable international overnight courier service, or (iii) five (5) business days after mailing, if mailed by first-class certified or registered airmail, postage prepaid, return receipt requested.  Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

If to Onconova:	Onconova Therapeutics, Inc.
375 Pheasant Run
Newton, Pennsylvania 18940
Attn: Chief Executive Officer
Fax: 267-759-3681
If to Pint:	Pint Pharma GmbH

Wipplingerstrasse 34 Top 112 — 119

Vienna (Austria)

Attention: CEO

Email: david.munoz@pint-pharma.com

With a copy to: Legal Counsel

Email: legal@pint-pharma.com

16.4                        No Strict Construction; Interpretation.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

16.5                        Assignment.  Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that either Party may make such an assignment without the other Party’s consent to (i) Affiliates and (ii) a successor to substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction.  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 16.5 shall be null, void and of no legal effect.

16.6                        Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.7                        Severability.  If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, such provision or provisions shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good-faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

16.8                        No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

16.9                        Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

16.10                 English Language; Governing Law.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding,

the terms of this Agreement.  This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of Delaware, without giving effect to any choice of law principles that would require the application of the laws of a different country.

16.11                 Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

PINT PHARMA INTERNATIONAL SA		ONCONOVA THERAPEUTICS, INC.

By:	/s/ David Munoz	By:	/s/ Ramesh Kumar
Name:	David Munoz	Name:	Ramesh Kumar
Title:	CEO	Title:	Chief Executive Officer

SCHEDULE  1.33

Onconova Patent

Composition Of Matter	WO2003072062, filed February 28, 2003 (US Provisional 60/360,697, filed February28, 2002)	Amino-Substituted (E)-2,6-Dialkoxystyryl 4-substituted-benzylsulfones for Treating Proliferative Disorders (1910)

Reddy, Reddy & Bell

Granted in MX (CoM) Expiration Date of February 27, 2023
Rigosertib Non-aqueous Formulation	US Serial No. 15/688,320, filed April 13, 2017. Filed in PCT, US, AR, BO, PY, UY & TW	Formulations with Enhanced Stability and Bioavailability for Administration of (E)-2,6-Dialkoxystyryl 4-Substituted Benzylsulfones

Maniar

Pending

SCHEDULE 1.5

SCHEDULE 5.3(a)

The following Required Documents are to be provided by Onconova to Pint for use by Pint in obtaining Regulatory Approvals, including Marketing Authorizations, for Product.

All Required Documents will be delivered in the then-existing form in Onconova’s possession.  All modifications that Pint determines is appropriate for obtaining Regulatory Approval, including Marketing Authorization, for Product in each country within the Territory, including translations and modifications for country-specific requirements, shall be Pint’s responsibility at Pint’s expense.

1                                         The FDA dossier covering Onconova’s New Drug Application as used to obtain Marketing Authorization for Product in the United States (the “FDA Dossier”), appropriately certified by Onconova, including any supporting and related materials or correspondence in Onconova’s possession, which Pint reasonably determines may be necessary or useful in obtaining any Regulatory Approval for Product in the Territory.

1.1                               Pint will cooperate with Onconova to maintain the confidentiality of sensitive sections of the FDA Dossier but Onconova will not withhold from any Regulatory Authority in the Territory any portion of the FDA Dossier, including restricted portions, that Pint determines are required to achieve Marketing Authorization for a Product from such Regulatory Authority.  Pint will need to obtain all CMC Data, including but not limited to Confidential Information of Onconova, relating to the composition, formulae, manufacturing or testing methods for the Product as contained in the FDA Approval, or in any certificate of analysis or certificate of manufacture relating to Product.

2                                         A “Certificate of a Pharmaceutical Product —  Approved Drug Product,” to be obtained by Onconova from the FDA’s Center for Drug Evaluation and Research.   A separate Certificate will be required for each country in the Territory. Unless otherwise determined by Pint, such Certificate for Brazil will not be required until requested by Brazil’s Regulatory Authority (ANVISA).

3                                         Appropriate evidence of cGMP compliance, as received by Onconova from the FDA (assuming manufacturing is done in US) or Onconova’s manufacturer, and the most recent Establishment Inspection Report, if provided to Onconova by its manufacturer.

4                                         New Pharmaceutical Product (New Drug) Letters:  separate letters from Onconova to the appropriate regulatory official in each country in the Territory as to the studies carried out in respect of Product to ensure safety and to support the intended use of Product, that such studies have been finalized and that any revision to the Risk Management Plan submitted to the FDA and the documents associated with the results obtained by pharmacovigilance programs with respect to Product shall be made available to the country’s Regulatory Authority through Pint or its Affiliates or legal representatives.

5                                         Additional Documents, if Requested.  Any additional documents in Onconova’s possession or readily producible by Onconova that Pint reasonably determines are required by any Regulatory Authority in any country in the Territory, (with Onconova having reasonable time, not to exceed 30 days from notice from Pint that such documents are required, to provide such additional documents).  Examples might include:

5.1                               Product Cover Letter.  A product cover letter, prepared by the appropriate officer at Onconova for delivery to the requesting Regulatory Authority, providing information available to Onconova and required to register Product in the requesting country (an example of such a letter will be provided to Onconova).

5.2                               Technical Responsibility for the Dossier Letter.  A letter prepared by the appropriate officer at Onconova certifying to the requesting Regulatory Authority that all the technical information in the attached dossier has been reviewed and fulfils the regulatory and quality requirements as stipulated by US FDA.

6                                         Powers of Attorney from Onconova to Pint (and its designated Affiliates) authorizing Pint to obtain Marketing Authorization for Product, to register, market and distribute Product and to use the licensed patents and trademarks, directed to each country in the Territory, and each to the extent required by the applicable Regulatory Authority in order for Pint or its designated Affiliate to obtain Marketing Authorization for Product.  One Power of Attorney will be required for each country.

SCHEDULE 5.4

SAFETY DATA EXCHANGE AGREEMENT

Between

Product Owner   (hereinafter “COMPANY “)

And

Pint- Pharma Gesellschaft m.b.H, Wipplingerstraße 34 Top 112 A-1010 Vienna, AUSTRIA (hereinafter referred to as “PINT”)

This is a safety data exchange agreement by and between COMPANY and PINT on behalf of PINT’s affilites due to a framework agreement for Licency and Suppy/Distribution dated DDMMMYYYY COMPANY and PINT may be referred to herein individually as a “Party” or collectively as the “Parties.”

WHEREAS

COMPANY is the YYY of the PRODUCT and has granted the rights to PINT to authorise and/or and distribute the PRODUCT in XXXXXX, (hereinafter referred to as “The TERRITORIES”).

PINT is the MAH and Distribution partner for the product(s) listed in Appendix 1.

This agreement sets out the safety data exchange procedures agreed upon between COMPANY and PINT, in order to guarantee that all safety data concerning the PRODUCT are handled and, reported to the relevant Regulatory Authorities in the TERRITORIES and European Authorities/EMA in accordance with applicable laws and regulations.

It applies in its integrity to all affiliates and/or sub-licensed partners of COMPANY and/or consultancy companies appointed by PINT.

Any amendment or modification to this Agreement will only be made in writing and will only be valid when signed by both parties. The only exceptions to this rule are changes to Appendix 2 (Contact Persons), which shall be valid immediately after a written notification is acknowledged.

Definitions and abbreviations related to this agreement are reported in the glossary (Appendix 4).

CONTENTS

1	RESPONSIBILITIES	8
2	PHARMACOVIGILANCE SYSTEM	8
3	SAFETY-RELATED TERMINOLOGY	9
4	PHARMACOVIGILANCE ACTIVITIES	9
4.1	General considerations	9
4.2	Assessment of individual case reports (ICSRs)	9
4.3	Reporting Responsibilities	10
5	SAFETY DATA EXCHANGE	10
5.1	Clinical Studies	10
5.2	Post-Marketing	11
5.2.1	General Considerations	11
5.2.2	Timelines	11
5.2.3	Case Transmission Compliance Monitoring	12
5.2.4	Non-Valid cases	12
5.2.5	Follow-up	13
5.2.6	Literature searches	13
5.2.7	Pregnancy and breastfeeding	13
5.2.8	Overdose, abuse, misuse, lack of efficacy, off-label use, medication error, occupational exposure	14
5.2.9	Reports from non-Health Care Professionals	14
5.2.10	Reports from internet and digital media	15
5.2.11	Reporting via Pharmaceutical Representatives	15
5.2.12	Product Complaints	15
5.2.13	Acknowledgement of receipt	15
5.2.14	Reconciliation	16
5.2.15	Medical Enquiries	16
5.2.16	Claims for compensation/Civil actions	16
5.3	Aggregate Reports	16
5.4	Signal detection	17
5.5	Risk Management Plan	17
5.6	Regulatory Authority Actions	18
5.7	Regulatory Authority Enquiries	18
5.8	SmPC changes related to safety information	19
6	CONTRACTS WITH THIRD PARTIES	19
7	RECORD MANAGEMENT	19
7.1	Record Keeping	19
7.2	Record Retention	20
8	QUALITY SYSTEM	20
8.1	Pharmacovigilance Audits	20
8.2	Training	20
8.3	SOPs	21
8.4	Archiving	21

9	INSPECTIONS BY REGULATORY AUTHORITIES	21
10	CHANGES IN THE REGULATORY ENVIRONMENT	22
11	DATA PRIVACY	22
12	CONFIDENTIALITY	22
13	BREACH	23
14	TERM AND TERMINATION	23
15	ENTIRE AGREEMENT	23
16	GOVERNING LAW /JURISDICTION	23
17	SIGNATURE PAGE	24
APPENDIX 1	PRODUCTS COVERED BY THIS SDEA
APPENDIX 2	CONTACT PERSONS
APPENDIX 3	CIOMS FORM
APPENDIX 4	GLOSSARY

1                             RESPONSIBILITIES

Should PINT become aware of any relevant safety-related information regarding the PRODUCT it will promptly forward this information to COMPANY.

Contact details are provided in Appendix 2. Each party shall be responsible for keeping the contact details up-to-date and for the timely notification of any changes to the other party.

2                             PHARMACOVIGILANCE SYSTEM

COMPANY is responsible for setting up a global system, which ensures that all safety-related information concerning the PRODUCT is properly collected, evaluated and communicated in accordance with applicable laws and regulations duly described.

Further on COMPANY is responsible for having the service of a QPPV who is appointed to the national competent authority by COMPANY or PINT if required by local law and regulations.

In its function as the MAH PINT is responsible for setting up a local system, which ensures that all safety-related information concerning the PRODUCT is properly collected, evaluated and communicated in accordance with applicable local laws and regulations duly described.

Further on PINT if required by local law and regulations is responsible for having the service of local Pharmacovigilance reposible person who is appointed to the national competent authority by PINT if applicable.

3                             SAFETY-RELATED TERMINOLOGY

Both parties are responsible to use the most current version of the Medicinal Dictionary for Regulatory Activities (MedDRA) in the performance of its obligations under this agreement and to keep MedDRA version updated. New versions should be implemented within two months of release. The number of the MedDRA version used to code report data should be included in all reports.

4                             PHARMACOVIGILANCE ACTIVITIES

4.1                     General considerations

PINT will maintain in place a mechanism and, if relevant, appropriate contractual arrangements, to ensure that all suspected adverse drug reactions (ADRs) it receives regarding the PRODUCT in the TERRITORIES, are adequately captured, documented and transmitted to COMPANY as per the procedures described in this agreement.

PINT will adequately document through its internal procedures the collection, investigation, handling, transmission and archiving of suspected ADRs concerning the PRODUCT.

Each party is responsible for keeping current with local regulations in its Territories and with EMA provisions. Each party is responsible for promptly notifying the other party in case of regulatory changes having an impact on the terms of this agreement, or pertaining to the PRODUCT.

4.2                     Assessment of individual case reports (ICSRs)

PINT will document any medical assessment of a case report received from the reporter and provide it to COMPANY. PINT as the MAH and distribution partner in the TERRITORIES will be responsible for the first assessment of all cases originating in the TERRITORIES, in terms of MedDRA coding, seriousness, relatedness, and expectedness.

COMPANY in its function as the licensor and responsible for the global safety of the product and will supplement all ICSR received by PINT with its own medical assessment.

Both parties agree that all spontaneous reports notified by healthcare professionals, patients or consumers are considered suspected adverse reactions, even if the relationship is unknown or unstated, unless the reporter specifically states that the events are unrelated or that a causal relationship with the PRODUCT can be excluded.

4.3                     Reporting Responsibilities

As MAH PINT in accordance with local applicable laws and regulations, is responsible for the submission of individual case safety reports (ICSRs) and other safety relevant information to the Regulatory Authorities in the TERRITORIES within local legal timelines and will provide COMPANY with proof of submission within 24h after submission.

As the MAH will be responsible for writing and submitting PSURs and safety related information regarding the PRODUCT in the TERRITITORY, COMPANY will provide available PSURS or other required reports and support PINT in satisfying specific local submission requirements.

If required by local laws or regulations, PINT will notify the Regulatory Authority in the TERRITORIES of the arrangements of this agreement at the time of signature or when any change to it has been signed. If so, a copy of the notification to the Regulatory Authority will be provided to COMPANY.

5                             SAFETY DATA EXCHANGE

5.1                     Clinical Studies

This agreement does not include any provisions for the conduct of clinical trials within the scope of European directive 2001/20/EC and Regulation EU No 536/2014.

Should the Parties agree to conduct any clinical studies or otherwise to generate additional clinical data or to perform any analyses of additional clinical data, the terms of this agreement will be supplemented for accordingly.

5.2                     Post-Marketing

5.2.1                     General Considerations

PINT will forward to COMPANY any suspected ADRs concerning the PRODUCT, occurring in the TERRITORIES.

Any exchange of information under this agreement will be performed between the persons identified in Appendix 2.

PINT agrees to respond promptly to requests made by the COMPANY for further information regarding any Adverse Reactions.

5.2.2                     Timelines

Responsibilities of PINT

All ADR reports which PINT becomes aware of, associated with the marketed PRODUCT and occurring in the TERRITORIES, will be transmitted to COMPANY within 2  (two) working days but not later than 3 calendar days from Day zero on a CIOMS I form, in English (Appendix 3).

Responsibilities of COMPANY

All ADR reports received from PINT will be supplemented with a medical assessment and re-transmitted within 10 calendar days after receipt.

COMPANY in its function as the licensor retains the right to upgrade any non-serious AE to serious.

In summary, the timelines for ADR exchange between the Parties are as follows:

Report	Timeline	Format	Method of exchange
From PINT to COMPANY
ADR	2 working (but not later than 3 calendar days)	CIOMS I in English	e-mail

Report	Timeline	Format	Method of exchange
From COMPANY to PINT
ADR	10 calendar days	CIOMS I in English	e-mail

COMPANY agrees to provide to PINT the information, reports and details relating to any Adverse Reactions and complaints which COMPANY receives in regard to sales outside the TERRITORIES insofar as they are relevant to PINT (in accordance with the EU directive).

COMPANY agrees to report to PINT within 7 calendar days, about any kind of accumulation of at least 5 unusual (such as “Unexpected adverse event” or “Unlisted adverse event” or) ADRs (including non-serious) or 5 cases of inefficacy that were received by COMPANY following to changes in the Product formulation.

5.2.3                     Case Transmission Compliance Monitoring

PINT will be responsible for the documented monitoring of compliance with regard to timely ICSR transmission to COMPANY. For any non-compliance the relevant reasons should be tracked and PINT should provide COMPANY with the following information:

•                  Brief description of non-compliance

•                  Root cause

•                  Description of corrective/preventive action

•                  Planned completion date

•                  Person responsible for CAPA implementation

5.2.4                     Non-Valid cases

All reports of suspected adverse reactions should be validated before reporting them to the Regulatory Authorities to make sure that the minimum criteria for reporting are included in the reports (see Appendix 4). Only valid ICSRs should be reported to Regulatory Authorities/EMA.

Nonetheless, non-valid cases should be sent to COMPANY by PINT within 8 (eight) calendar days for use in on-going safety evaluation activities.

PINT is expected to exercise due diligence in following up the case to collect the missing data elements.

Receipt of missing minimum information: When missing minimum information has been obtained about a non-valid ICSR, the validated case should be managed as a Follow-up of the initial non-valid case (see 5.2.5).

5.2.5                     Follow-up

PINT will follow-up all reports of suspected ADRs originating in its TERRITORIES missing minimum information (non-valid cases) or important information and/or upon request by the other party, in order to adequately document each case.

On request by COMPANY, PINT will provide COMPANY with all necessary assistance to obtain additional information on ADR reports.

The follow-up information will be managed in accordance with the timelines set forth in 5.2.2.

5.2.6                     Literature searches

COMPANY is responsible for searching for case reports and safety information associated with the PRODUCT in the international scientific literature (PubMED).

PINT is responsible for screening the local literature in the TERRITORIES in order to check for suspected ADRs and safety information useful for the PRODUCT benefit — risk analysis.

PINT will search for suspected ADRs and safety information associated with the PRODUCT in local journals that are not indexed in international databases. If an article containing a suspected ADR is found, relevant safety information from an article has to be reported in English in a CIOMS I form according to the timelines described in 5.2.2.

5.2.7                     Pregnancy and breastfeeding

PINT will ensure that mechanisms are in place, so as to ensure that data relevant to pregnancies and breast feeding are properly collected, investigated and reported.

Reports, whether or not associated with an ADR, where the embryo or foetus may have been exposed to the PRODUCT (either through maternal exposure or transmission of a medicinal product via semen following paternal exposure) should be reported according to the timelines described in 5.2.2.

Any information of breast-fed infants exposed to the PRODUCT (with or without the occurance of an ADR) will be sent to COMPANY by PINT, according to the timelines described in 5.2.2.

PINT will monitor pregnancy cases, providing COMPANY with follow-up information regarding the Pregnancy outcome. In particular, a follow-up will be requested by PINT within 30 days after the expected date of childbirth. Pregnancy outcome should be forwarded to COMPANY within 2 working days but not later than 3 calendar days of knowledge. When two cases concern respectively mother and child, the appropriate cross-references should be made in each case.

5.2.8                     Overdose, abuse, misuse, lack of efficacy, off-label use, medication error, occupational exposure

Reports of overdose, abuse, misuse, lack of efficacy, off-label use, medication error and occupational exposure will be reported as follows:

•                  if associated with an ADR, the report will be exchanged according to the timelines described in 5.2.2

•                  if not associated with an ADR the report will be exchanged according to the timelines described in 5.2.2

5.2.9                     Reports from non-Health Care Professionals

PINT will send COMPANY reports received from non-health care professionals according to the timelines set forth in 5.2.2 and 5.2.4.

PINT will ensure reasonable attempts to get all reports received from non-Health Care Professionals confirmed by a medically-qualified person.

If a consumer provides medical documentations (e.g. laboratory or other test data) supporting the occurrence of the suspected adverse reaction, or indicating that an identifiable healthcare professional suspects a reasonable possibility of causal relationship between a medicinal product and the reported adverse event, the spontaneous report is considered as confirmed by a healthcare professional.

5.2.10              Reports from internet and digital media

PINT should regularly screen internet or digital media under their respective management or responsibility, for potential reports of suspected adverse reactions.  Any identified ADR should be exchanged based on the timelines described in 5.2.2.  and 5.2.4.

5.2.11              Reporting via Pharmaceutical Representatives

PINT is responsible for ensuring that pharmaceutical representatives promoting the PRODUCT receive adequate training with regard to the collection and transmission of ADR reports.

Should a pharmaceutical representative become aware of a suspected ADR during a visit, he/she should contact immediately the PV responsible person at PINT with relevant information.

PINT should have a process is place to ensure that the Pharmaceutical Representatives are aware of and have access to the last approved SmPC of the PRODUCT. In case of safety variations with a significant impact on the safety of patients, Pharmaceutical Representatives should be promptly informed in order to communicate information regarding these safety variations to Health Care Professionals during the course of visits, highlighting new safety information as necessary.

5.2.12              Product Complaints

According to the timelines set forth in 5.2.2 PINT will send to COMPANY suspected adverse reactions associated with:

•                  any PRODUCT complaint

•                  a suspected or confirmed falsified medicinal product

5.2.13              Acknowledgement of receipt

For each exchange of case reports, COMPANY will notify the sending party by email, of the receipt of the email message or fax.

If PINT does not receive an acknowledgement within 2 (two) working days, it must investigate the reason and resend the report or agree further action with the other party.

5.2.14              Reconciliation

In the first week of each month, PINT will provide COMPANY with a list of all suspected ADRs associated with the PRODUCT, occurred in the TERRITORIES by email or fax if required.

If no cases associated with the PRODUCT have occurred in the TERRITORIES, PINT will send a notification informing COMPANY that no local cases have been received if required.

5.2.15              Medical Enquiries

Medical enquiries received by PINT should be evaluated for whether they contain any ADRs and, if so, the suspected ADRs should be transmitted to COMPANY in accordance with the format and the time lines set forth in 5.2.2.

For medical enquiries from the TERRITORIES which cannot be handled locally, it will be the responsibility of COMPANY in providing the answers.

The response will be provided by COMPANY to PINT as soon as possible, depending on the complexity of the answer. PINT will then be responsible for forwarding such an answer to the inquirer.

5.2.16              Claims for compensation/Civil actions

Claims for compensation/Civil actions received by PINT should be evaluated for whether they contain any ADRs and, if so, the suspected ADRs should be reported to COMPANY in accordance with the format and the timelines set forth in 5.2.2.

5.3                     Aggregate Reports

PINT will support COMPANY by providing the relevant information for the preparation of PSURs and other pharmacovigilance documentation. COMPANY will prepare the Periodic Safety Update Reports (PSURs) for the PRODUCT, according to the relevant periodicity. For PRODUCT Renewals, COMPANY will prepare the “Addendum to the Clinical overview”.

After DLP and upon request by COMPANY, PINT will provide COMPANY with all the information needed to complete the concerned reports (sales data, last updated SmPC and any relevant Regulatory information associated with the PRODUCT) for the PRODUCT in the TERRITORIES during a specified period, in time for preparation and submission to Regulatory Authorities, but no later than 20 calendar days from the DLP or from COMPANY’s request, whichever is earlier.

Upon a specific request issued by the Regulatory Authorities in the TERRITORIES for the preparation of additional reports, PINT will forward the request to COMPANY as soon as possible, but no later than 5 (five) calendar days from notification.

COMPANY will prepare and provide the requested documentation assumed that the deadline for the response is acceptable. Timeframes should be agreed in writing between the Parties.

PINT, in accordance with local applicable laws and regulations, is responsible for the submission of Periodic Safety Update Reports/MA Renewals and additional reports on the PRODUCT in the TERRITORIES and provide to COMPANY the proof of submission within 24h after submission.

5.4                     Signal detection

COMPANY will be responsible for the global signal detection and risk/benefit assessment for the PRODUCT by reviewing the worldwide safety information of the PRODUCT obtained from any source and by analysing the impact of a detected potential safety signal on the established safety profile of the PRODUCT. COMPANY agrees to report to PINT within 7 calendar days, about any kind of safety signal, this specifically includes but not limited to any deviation of the ADRs frequency of the product (comparing the frequency of the specific ADR as it is mentioned in the company SPC to the actual accumulation of the ADR frequency as it is recorded in the company safety data base).

5.5                     Risk Management Plan

COMPANY is responsible for the preparation and updating (routine and safety-related updates) of the Risk Management Plan for the PRODUCT, if required.

After DLP and upon request by COMPANY, PINT will provide COMPANY with all the information needed to complete the report for the PRODUCT in the TERRITORIES during a specified period, in time for its preparation and submission to Regulatory Authorities, not later than 15 (fifteen) calendar days from COMPANY’s request.

5.6                     Regulatory Authority Actions

Each party will promptly inform the other party of any proposed/requested action issued by Regulatory Authorities that might affect the risk/benefit balance of the PRODUCT, within 2 (two) working days of receipt of such information.

Particularly, but not only, with regard to:

•                  marketing authorisation withdrawal or suspension for safety reasons

•                  failure to obtain marketing authorisation renewal

•                  clinical trial suspension/withdrawal for safety reasons

•                  dosage/formulation modification for safety reasons

•                  changes in target population or indications for safety reasons

•                  changes to the safety section of the SmPC or local labelling

COMPANY agrees to report to PINT within 7 calendar days, about any safety (present or potential) prohibitions, restrictions or warnings that were set or published by any of “Recognized Health Authorities” regarding the Product, its marketing or its usage specifications.

COMPANY agrees to report to PINT within 7 calendar days, about any ADR related announcements or publication made by COMPANY or by Health Authority that was made within the borders of “Recognized Health Authorities” and was addressed to the medical staff or to the general public regarding the Product, its marketing or its usage specifications.

COMPANY agrees to report to PINT about any change in the formulation of the Product, including formulation change of type II, and formulation change not of type II. Within this report COMPANY also agrees to provide information regarding the nature of the formulation change and any possible safety consequences that this change may have on the target population of the Product. This section will not be construed as modifying the provisions of the Main agreement with regard to formulation changes.

5.7                     Regulatory Authority Enquiries

PINT will immediately inform COMPANY of any enquiries received from the Regulatory Authority in the TERRITORIES within 2 (two) working days. COMPANY will assist PINT ,

if necessary, in preparing the answer and PINT will forward this information to its Regulatory Authority within the required deadline and will provide COMPANY with proof of submission.

5.8                     SmPC changes related to safety information

•                  Initiated by COMPANY or by any regulatory authority outside the TERRITORIES

COMPANY will notify PINT of any changes to the Summary of Product Characteristics (SmPC) initiated by COMPANY or by any regulatory authority outside the TERRITORIES.

PINT will implement the SmPC change in the TERRITORIES.

•                  Requested by Regulatory Authority in  PINT ‘s TERRITORIES

PINT will notify COMPANY within one (1) calendar week of any regulatory requirement in the TERRITORIES resulting in a change of the SmPC of the PRODUCT.

Upon request by PINT,COMPANY will provide its support in implementing the Regulatory Authority’s request and/or in initiating other actions as identified by PINT

6                             CONTRACTS with Third Parties

PINT will notify COMPANY of any new or updated PV contracts with third parties.

7                             RECORD MANAGEMENT

7.1                     Record Keeping

Each party will collect, prepare and maintain complete, updated, accurate, organised and legible documentation in a manner acceptable for submission to or review by Regulatory Authorities and in full compliance with this agreement. Applicable data protection laws will be followed by each party.

7.2                     Record Retention

PINT will retain original safety documentation for the time of the life cycle of the drug and additionally ten years.

The whole documentation will be retained in a secure area reasonably protected from fire, theft and accidental destruction.

PINT will make the whole documentation available upon request to COMPANY for review, copying and audit/inspection at all times provided reasonably advanced notice is given.

8                             QUALITY SYSTEM

8.1                     Pharmacovigilance Audits

PINT will permit COMPANY and its QPPV or an independent auditor appointed by COMPANY to have access to its records. Audits will be announced at least two months in advance and will be conducted during ordinary business hours. The independent auditor will set up an appropriate confidentiality agreement with PINT.

PINT will keep accurate records with sufficient detail to enable COMPANY its designee to monitor compliance with this agreement.

8.2                     Training

PINT will be responsible that all individuals involved in the performance of pharmacovigilance activities concerning the PRODUCT are properly trained with regard to pharmacovigilance tasks, and on the procedures covered by this agreement, to ensure that provisions of this agreement are met.

Adequate training should also be considered for those staff members to whom no specific pharmacovigilance tasks and responsibilities have been assigned but whose activities may have an impact on the pharmacovigilance system or the conduct of pharmacovigilance activities.

There should be a process in place within PINT to document training activities (training plan, records and materials), to verify that training results in the appropriate levels of understanding and conduct of pharmacovigilance activities for the assigned tasks and responsibilities and to identify unmet training needs.

8.3                     SOPs

Both parties will ensure to have Procedures System in place covering all the Pharmacovigilance processes covered in this agreement.

8.4                     Archiving

Each party will ensure that Pharmacovigilance related documentation (electronic and/or hardcopy versions) is maintained and protected from conditions that could cause its accidental damage and loss. A process should be in place to ensure the appropriate archiving, maintenance, retention, retrieval of documents, whether in paper or electronic format.

9                             INSPECTIONS BY REGULATORY AUTHORITIES

PINT will notify COMPANY within 2 (two) working days of any announced pharmacovigilance inspection of its facilities by the Regulatory Authority.

COMPANY will provide PINT with all reasonable co-operation in the conduct of Regulatory Authority’s inspections.

PINT shall inform COMPANY in writing of any findings by Regulatory Authorities (including all deficiencies of the pharmacovigilance system) that may impact upon the reliability, completeness or reporting of the safety information that they are obliged to exchange under the terms of this agreement.

Both COMPANY and PINT agree to take remedial actions in a timely manner to correct any deviations or omissions that are under their own responsibilities, which have been identified by the Regulatory Authority.

COMPANY will cooperate in good faith to address any shortcomings so as to ensure that PINT can fulfil its own pharmacovigilance obligations and requirements under the terms of this agreement.

10                      CHANGES IN THE REGULATORY ENVIRONMENT

In case of any changes in the regulatory environment insofar as they relate to Pharmacovigilance obligations (for example any changes in the regulatory status of the PRODUCT, any additional Pharmacovigilance obligations regarding the PRODUCT in the TERRITORIES, etc.) COMPANY and PINT will agree in good faith and in a timely manner on any required modifications to this agreement, so as to enable COMPANY and/or PINT to comply with all applicable Pharmacovigilance obligations regarding the PRODUCT.

11                      DATA PRIVACY

Both COMPANY and PINT will at all times abide by the applicable laws and regulations aimed at protecting the information related to private individuals (Privacy Laws) and will take all steps necessary and perform all obligations as required by applicable Privacy Laws.

12                      CONFIDENTIALITY

PINT acknowledges that any information supplied to it by COMPANY under this agreement concerning COMPANY and/or COMPANY’s business partners and/or the PRODUCT is confidential. PINT undertakes to keep secret any such confidential information until such information enters the public domain through no fault of PINT.  PINT will not, without COMPANY’s prior written consent, disclose confidential information to any third party (other than to extent reasonably necessary to obtain and/or maintain the Marketing Authorisation of the PRODUCT), nor use confidential information for any purpose other than the fulfilment of its obligations under the terms of this agreement.

PINT will take all steps necessary to prevent any of the confidential information disclosed hereunder becoming known to unauthorised third parties and in particular (but without limitation) will ensure that each of its employees to whom any such information is disclosed is made aware prior to such disclosure of the restrictions herein contained and that such employees observe such restrictions.

13                      BREACH

Upon receipt of a notice of a breach of any provision of this present agreement, the defaulting party agreement will immediately take all appropriate measure to ensure the non-recurrence thereof, without prejudice to any of the non-defaulting parties under the relevant agreement.

14                      TERM AND TERMINATION

This agreement will enter into force on the date of the last signature hereto and will remain valid as long as at least one party is under an obligation to report safety data with regards to the relevant PRODUCT to a relevant Health Authority or any change is requested by one of the parties.

15               ENTIRE AGREEMENT

This agreement, the annexes and any other documents and agreements referred to herein, set forth the entire agreement of the parties with reference to the safety data exchange procedures, and supersede any prior oral or written agreement between the parties hereto referred to the mentioned issue.

16               GOVERNING LAW /JURISDICTION

This agreement will be ruled and interpreted according to the laws of all disputes arising out of or in connection with this agreement, if not amicably settled, will be submitted to the Courts of Vienna.

17               SIGNATURE  PAGE

COMPANY

Name:

Signature:
Place:	Date:

Name:
Title:
Signature:
Place:	Date:

PINT

Name: Dr. Stefan Zohmann
Title: Qualified Person for Pharmacovigilance

Signature:
Place: Vienna	Date:

Name: Dr. Erich Travniczek
Title: Industrial Manager

Signature:
Place: Vienna	Date:

APPENDIX 1

PRODUCTS COVERED BY THIS SDEA

The following PRODUCTS and TERRITORIES are subject to this pharmacovigilance agreement

COMPANY function	Local XXXX MAH/Licensee	Active ingredient	Product	Territories
Licensor

APPENDIX 2

CONTACT PERSONS

COMPANY	XXXX

QPPV
Dr. Stefan Zohmann
DREHM Pharma GmbH
Hietzinger Hauptstrasse 37/2
1130 Wien, Austria
Phone: +43 1 879 52 45 12
Fax: +43 1 879 52 45 3
Mobile: +43 650 879 6 879
Mobile (24h): +43 650 711 50 97
E-Mail: zohmann@drehm.at

1st Deputy QPPV
Dr. Alexandra Slawik
DREHM Pharma GmbH
Hietzinger Hauptstrasse 37/2
1130 Wien, Austria
Phone: +43 1 879 52 45 18
Fax: +43 1 879 52 45 3
Mobile: +43 699 132 89 898
E-Mail: slawik@drehm.at

2nd Deputy QPPV Dr. Tina Kreiner DREHM Pharma GmbH Hietzinger Hauptstrasse 37/2 1130 Wien, Austria Phone: +43 1 879 52 45 29 Fax: +43 1 879 52 45 3 Mobile: +43 664 52 168 72 E-Mail: kreiner@drehm.at	—
Contact details for safety information exchanges: pv@drehm.at pv@pint-pharma.com

Each party shall notify the other party in writing of any changes in its safety contacts.

APPENDIX  3

CIOMS FORM

SUSPECT ADVERSE REACTION REPORT

I. REACTION INFORMATION

1. PATIENT INITIALS (first, last)	1a. COUNTRY	2. DATE OF BIRTH			2a. AGE	3. SEX	4-6 REACTION ONSET			8-12 CHECK ALL APPROPRIATE TO ADVERSE REACTION
		Day	Month	Year	Years		Day	Month	Year	

7 + 13 DESCRIBE REACTION(S) (including relevant tests/lab data)

☐ PATIENT DIED

☐ INVOLVED OR PROLONGED INPATIENT HOSPITALISATION

☐ INVOLVED PERSISTENCE OR SIGNIFICANT DISABILITY OR INCAPACITY

☐ LIFE THREATENING

II. SUSPECT DRUG(S) INFORMATION

14. SUSPECT DRUG(S) (include generic name)

20 DID REACTION ABATE AFTER STOPPING DRUG? ☐ YES ☐ NO ☐ NA

15. DAILY DOSE(S)

16. ROUTE(S) OF ADMINISTRATION

17. INDICATION(S) FOR USE

21. DID REACTION REAPPEAR AFTER REINTRODUCTION? ☐ YES ☐ NO ☐ NA

18. THERAPY DATES (from/to)

19. THERAPY DURATION

III. CONCOMITANT DRUG(S) AND HISTORY

22. CONCOMITANT DRUG(S) AND DATES OF ADMINISTRATION (exclude those used to treat reaction)

23. OTHER RELEVANT HISTORY (e.g. diagnostics, allergics, pregnancy with last month of period, etc.)

IV. MANUFACTURER INFORMATION

24a. NAME AND ADDRESS OF MANUFACTURER

24b. MFR CONTROL NO.

24c. DATE RECEIVED BY MANUFACTURER

24d. REPORT SOURCE ☐ STUDY ☐ LITERATURE ☐ HEALTH PROFESSIONAL

DATE OF THIS REPORT

25a. REPORT TYPE ☐ INITIAL ☐ FOLLOWUP

APPENDIX 4

GLOSSARY

DEFINITIONS

The definitions and standards listed below (in accordance with Guideline on good pharmacovigilance practices, GVP Annex I) should be used to ensure compliance with regulatory reporting requirements and in communications between the parties:

In particular, for a more immediate reference to the items of this agreement the most relevant are reported hereinafter.

•                      Abuse of a medicinal product

Persistent or sporadic, intentional excessive use of medicinal products which is accompanied by harmful physical or psychological effects [DIR 2001/83/EC Art 1(16)].

•                      Adverse event (AE); synonym: Adverse experience

Any untoward medical occurrence in a patient or clinical trial subject administered a medicinal product and which does not necessarily have a causal relationship with this treatment [Dir 2001/20/EC Art 2(m)].

An adverse event can therefore be any unfavourable and unintended sign (e.g. an abnormal laboratory finding), symptom, or disease temporally associated with the use of a medicinal product, whether or not considered related to the medicinal product.

•                      Adverse reaction; synonyms: Adverse drug reaction (ADR), Suspected adverse (drug) reaction, Adverse effect, Undesirable effect

An adverse reaction is a response to a medicinal product which is noxious and unintended. Response in this context means that a causal relationship between a medicinal product and an adverse event is at least a reasonable possibility.

This includes adverse reactions which arise from:

•                  the use of a medicinal product within the terms of the marketing authorisation;

•                  the use outside the terms of the marketing authorisation, including overdose, off-label use, misuse, abuse and medication errors;

•                  occupational exposure.

•                      Causality

The definition of an adverse reaction implies at least a reasonable possibility of a causal relationship between a suspected medicinal product and an adverse event. An adverse reaction, in contrast to an adverse event, is characterised by the fact that a causal relationship between a medicinal product and an occurrence is suspected. For regulatory reporting purposes, if an event is spontaneously reported, even if the relationship is unknown or unstated, it meets the definition of an adverse reaction. Therefore all spontaneous reports notified by healthcare professionals, patients or consumers are considered suspected adverse reactions, since they convey the suspicions of the primary sources, unless the reporters specifically state that they believe the events to be unrelated or that a causal relationship can be excluded.

•                      CIOMS form: The internationally recognized standard form to exchange case report information as established by the Council for International Organizations of Medical Sciences.

•                      Day: In this agreement the expression “day” has to be intended as “calendar day”, not business day, unless otherwise specified.

•                      Day 0 (Day zero): The clock for the reporting of a valid ICSR starts as soon as the information containing the minimum reporting criteria has been brought to the attention of the national or regional pharmacovigilance centre of a competent authority or of any personnel of the marketing authorisation holder, including medical representatives and contractors. This date should be considered as day zero. In practice this is the first business day the receiver becomes aware of the information. For ICSRs described in the scientific and medical literature, the clock starts (day zero) with awareness of a publication containing the minimum information for reporting. When additional significant information is received for a previously reported case, the reporting time clock starts again for the submission of a follow-up report from the date of receipt of the relevant follow-up information.

•                      Falsified Medicinal Products

Any medicinal product with a false representation of:

a)                 its identity, including its packaging and labelling, its name or its composition as regards any of the ingredients including excipients and the strength of those ingredients;

b)                 its source, including its manufacturer, its country of manufacturing, its country of origin or its marketing authorisation holder; or

c)                  its history, including the records and documents relating to the distribution channels used.

This definition does not include unintentional quality defects and is without prejudice to infringements of intellectual property rights.

•                      Healthcare Professional (see also non- Healthcare Professional)

a healthcare professional is defined as a medically-qualified person such as a physician, dentist, pharmacist, nurse, coroner or as otherwise specified by local regulations

•                      Individual case safety report (ICSR); synonym: Adverse (drug) reaction report

Format and content for the reporting of one or several suspected adverse reactions to a medicinal product that occur in a single patient at a specific point of time.

•                      Marketing Authorisation: An authorization granted by the relevant regulatory authorities allowing the marketing of the PRODUCT in the TERRITORIES.

•                      Medicinal product

A medicinal product is characterised by any substance or combination of substances,

•                      presented as having properties for treating or preventing disease in human beings; or

•                      which may be used in or administered to human beings either with a view to restoring, correcting or modifying physiological functions by exerting a pharmacological, immunological or metabolic action, or to making a medical diagnosis [DIR Art 1].

•                      Medically Qualified Person (see Healthcare Professional)

•                      Medication error

Medication error refers to any unintentional error in the prescribing, dispensing, or administration of a medicinal product while in the control of the healthcare professional,

patient or consumer.

•                      Minimum Criteria for reporting

•                      One or more identifiable reporter (primary source), characterised by qualification (e.g. physician, pharmacist, other healthcare professional, lawyer, consumer or other non-healthcare professional) name, initials or address. All parties providing case information or approached for case information should be identifiable, not only the initial reporter.

•                      One single identifiable patient characterised by initials, patient identification number, date of birth, age, age group or gender. The information should be as complete as possible.

•                      One or more suspected substance/medicinal product

•                      One or more suspected adverse reaction.

•                      Misuse of a medicinal product

Situations where the medicinal product is intentionally and inappropriately used not in accordance with the authorised product information.

•                      Non-Healthcare Professional (see also Healthcare Professional)

A consumer is defined as a person who is not a healthcare professional such as a patient, lawyer, friend, relative of a patient or carer.

Medical documentations (e.g. laboratory or other test data) provided by a consumer that support the occurrence of the suspected adverse reaction, or which indicate that an identifiable healthcare professional suspects a reasonable possibility of causal relationship between a medicinal product and the reported adverse event, are sufficient to consider the spontaneous report as confirmed by a healthcare professional.

•                      Occupational exposure to a medicinal product

For the purpose of reporting cases of suspected adverse reactions, an exposure to a medicinal product as a result of one’s professional or non-professional occupation.

•                      Off-label use

Situations where a medicinal product is intentionally used for a medical purpose not in accordance with the authorised product information.

•                      Overdose

Administration of a quantity of a medicinal product given per administration or cumulatively which is above the maximum recommended dose according to the authorised product information. Clinical judgement should always be applied.

•                      Primary source

The primary source of the information on a suspected adverse reaction(s) is the person who reports the facts. Several primary sources, such as healthcare professionals and/or a consumer, may provide information on the same case. In this situation, all the primary sources’ details, including the qualifications, should be provided in the case report, with the “Primary source(s)” section repeated as necessary.

•                      Periodic safety update report (PSUR)

Format and content for providing an evaluation of the risk-benefit balance of a medicinal product for submission by the marketing authorisation holder at defined time points during the post-authorisation phase.

•                      Pregnancy Report:

A report of pregnancy in a patient or trial subject to whom a Medicinal Product has been administered or a report of a pregnancy where the father is a patient or a trial subject to whom a Medicinal Product has been administered.

•                      Product:

Any substance or combination of substances presented as having properties for treating or preventing disease in human beings;

•                      Product Complaints:

Any complaints or reports concerning a potential defect or any other quality related issue in the manufacture, release or transportation of one or more batches of the PRODUCT that may represent a safety hazard for the patients to a batch of the PRODUCT.

•                      Periodic Safety Update Report (PSUR):

Reports summarizing available safety data for a Medicinal Product which must be submitted in accordance with applicable laws and regulations.

•                      Qualified Person for Pharmacovigilance:

The qualified person responsible for pharmacovigilance appointed by a Marketing Authorisation Holder pursuant to European Directive 2001/83 Article 103 (as amended) and/or Regulation 726/2004 Article 23 (as amended) and/or national laws.

•                      Regulatory Authorities:

Bodies in the TERRITORIES or a part of the TERRITORIES, including the EMA and/or the FDA, as applicable, having the power to approve the marketing of pharmaceutical products, regulate and review submitted clinical data and those that conduct inspections.  These bodies are sometimes also referred to as competent authorities.

•                      Spontaneous report, synonym: Spontaneous notification

An unsolicited communication by a healthcare professional or consumer to a company, regulatory authority or other organisation that describes one or more adverse reactions in a patient who was given one or more medicinal products and that does not derive from a study or any organised data collection scheme. In this context, an adverse reaction refers to a suspected adverse reaction.

•                      Serious adverse reaction

An adverse reaction which results in death, is life-threatening, requires in-patient hospitalisation or prolongation of existing hospitalisation, results in persistent or significant disability or incapacity, or is a congenital anomaly/birth defect.

Life-threatening in this context refers to a reaction in which the patient was at risk of death at the time of the reaction; it does not refer to a reaction that hypothetically might have caused death if more severe.

Medical and scientific judgement should be exercised in deciding whether other situations should be considered serious reactions, such as important medical events that might not be immediately life threatening or result in death or hospitalisation but might jeopardise the patient or might require intervention to prevent one of the other outcomes listed above. Examples of such events are intensive treatment in an emergency room or at home for allergic bronchospasm, blood dyscrasias or convulsions that do not result in hospitalisation or development of dependency or abuse.

Any suspected transmission via a medicinal product of an infectious agent is also considered a serious adverse reaction.

•                      Signal

Information arising from one or multiple sources, including observations and experiments, which suggests a new potentially causal association, or a new aspect of a known association between an intervention and an event or set of related events, either adverse or beneficial, that is judged to be of sufficient likelihood to justify verificatory action [IR Art 19(1)].

For the purpose of monitoring data in the EudraVigilance database, only signals related to an adverse reaction shall be considered [IR Art 19(1)].

•                      Unexpected adverse reaction

An adverse reaction, the nature, severity or outcome of which is not consistent with the summary of product characteristics [DIR 2001/83/EC Art 1(13)]4.

This includes class-related reactions which are mentioned in the summary of product characteristics (SmPC) but which are not specifically described as occurring with this product. For products authorised nationally, the relevant SmPC is that authorised by the Regulatory Authority in the Member State to whom the reaction is being reported. For centrally authorised products, the relevant SmPC is the SmPC authorised by the European Commission. During the time period between a CHMP opinion in favour of granting a marketing authorisation and the Commission decision granting the marketing authorisation, the relevant SmPC is the SmPC annexed to the CHMP opinion.

ABBREVIATIONS

ADR	Adverse Drug Reaction
AE	Adverse Event
CIOMS	Council for International Organizations of Medical Sciences
DLP	Data Lock Point
EMA	European Medicine Agency
ICSR	Individual Case Safety Report
MAH	Marketing Authorisation Holder
MedDRA	Medicinal Dictionary for Regulatory Activities
PSMF	Pharmacovigilance System Master File
PSUR	Periodic Safety Update Report
QPPV	Qualified Person for Pharmacovigilance
SAE	Serious Adverse Event
SmPC	Summary of Product Characteristics

SCHEDULE 6.5:  Approved Subcontractors

LABORATORIOS IMPERIALES, S.A. DE C.V.

SCHEDULE 12.5:  Agreed Press Release

Onconova Therapeutics Announces License Agreement with Pint Pharma to Commercialize Rigosertib for Treatment of Myelodysplastic Syndromes in Latin America

•              Pint Pharma to Make Upfront Investment in Onconova

•              Onconova also Eligible to Receive up to $42.75 Million in Regulatory and Sales Milestones

NEWTOWN, PA, MARCH 5, 2018 — Onconova Therapeutics, Inc. (NASDAQ: ONTX), a Phase 3-stage biopharmaceutical company focused on discovering and developing novel products to treat cancer, with a primary focus on myelodysplastic syndromes (MDS), today announced that they have entered into a license agreement with Pint Pharma to commercialize rigosertib, a novel targeted anti-cancer compound currently in a Phase 3 study for the treatment of MDS, a group of rare hematologic malignancies. Pint Pharma is a European-based pharmaceutical company focused on the development, registration and commercialization of specialty-based treatments for the Latin American market.

Under the terms of the agreement, Onconova has granted to Pint Pharma an exclusive license to commercialize rigosertib in Latin America. In exchange for these rights, Pint will make investment totaling up to $2.5 million by purchasing shares at a premium to market.  In addition, Pint Pharma will make additional regulatory, development and sales-based milestone payments to Onconova of up to $42.75 million and pay double digit tiered royalties on net sales in Latin America. Onconova will supply the finished product for sale in the licensed territories. Pint Pharma will also support Onconova’s clinical trial initiatives in the territory.

“Following the recently announced promising interim analysis of our Phase 3 INSPIRE trial, we remain dedicated to advancing IV rigosertib towards commercialization in order to address the needs of MDS patients who fail hypomethylating agents (HMAs). Since HMAs are used globally, we are seeking regional partnerships to help prepare for the commercialization of rigosertib worldwide. We are delighted to partner with Pint Pharma, which has a wide footprint in South and Central America, and view this license agreement as further validation of the potential of rigosertib for the treatment of MDS. We also look forward to working with the clinicians and experts at Pint Pharma to advance clinical trials for IV and oral rigosertib in important centers in their territory,” said Dr. Ramesh Kumar, President and CEO of Onconova Therapeutics, Inc.

“We are excited about the opportunity to provide this therapy to patients in our region; we hope that rigosertib will become a reality in clinical oncological practice and deliver a new option to patients and specialists,” said David Munoz, Chief Executive Officer of Pint Pharma. “Rigosertib is highly complementary to our comprehensive hematology oncology portfolio, and will further strengthen our mission to enable the Latin American population with life-altering conditions to live better lives by providing early and efficient access to innovative technologies.”

Rigosertib is currently being evaluated in a Phase 3 INSPIRE clinical trial in patients who have failed or relapsed after receiving current therapeutic options, with top-line data expected in 2019. Rigosertib is also being evaluated in an expanded Phase 2 combination study with Azacitidine in MDS patients. Onconova recently signed a research collaboration agreement with the National Cancer Institute to study rigosertib in rare pediatric diseases. Rigosertib has been granted orphan drug designation for MDS in the United States and Europe. Onconova is partnered with SymBio Pharmaceuticals, Tokyo, for commercialization of rigosertib in Japan and Korea.

About Pint Pharma

PINT PHARMA INTERNATIONAL SA is a company registered under Swiss laws, having its registered office at Route de Chenaux 9, 1091 Bourg-en-Levaux, Switzerland,  and is devoted to the development, registration, and commercialization of specialty based treatments. Pint Pharma benefits from leaders with extensive experience in the pharmaceutical sector and who are based strategically throughout Latin America and Europe. Pint Pharma has a long track record of developing strong relationships with global pharmaceutical and healthcare companies. Pint Pharma strives to be the first Pan-Latin American provider of innovative and high value-added treatments within Rare Diseases, Specialty Care, and Oncology.

About Onconova Therapeutics, Inc.

Onconova Therapeutics, Inc. is a Phase 3-stage biopharmaceutical company focused on discovering and developing novel small molecule drug candidates to treat cancer, with a primary focus on Myelodysplastic Syndromes (MDS).  Rigosertib, Onconova’s lead candidate, is a proprietary Phase 3 small molecule agent, which the Company believes blocks cellular signaling by targeting RAS effector pathways.  Using a proprietary chemistry platform, Onconova has created a pipeline of targeted agents designed to work against specific cellular pathways that are important in cancer cells.  Onconova has three product candidates in the clinical stage and several pre-clinical programs.  Advanced clinical trials with the Company’s lead compound, rigosertib, are aimed at what the Company believes are unmet medical needs of patients with MDS.  For more information, please visit http://www.onconova.com.

About IV Rigosertib

The intravenous form of rigosertib has been employed in Phase 1, 2, and 3 clinical trials involving more than 800 patients, and is currently being evaluated in a randomized Phase 3 international INSPIRE trial for patients with higher-risk MDS, after failure of hypomethylating agent, or HMA, therapy.

About INSPIRE

The INternational Study of Phase III IV RigosErtib, or INSPIRE, was finalized following guidance received from the  U.S. Food and Drug Administration and European Medicines Agency and derives from the findings of the ONTIME Phase 3 trial.  INSPIRE is a multi-center, randomized controlled study to assess the efficacy and safety of IV rigosertib in HR-MDS patients who had progressed on, failed to respond to, or relapsed after previous treatment with an HMA within the first 9 months or nine cycles over the course of one year after initiation of HMA treatment.  This time frame optimizes the opportunity to respond to treatment with an HMA prior to declaring treatment failure, as per NCCN Guidelines.  Following interim analysis in early 2018, the independent Data Monitoring Committee recommended that the trial continue with an expansion in enrollment to 360 patients based on a pre-planned sample size re-estimation.  Patients are randomized at a 2:1 ratio into two treatment arms: IV rigosertib plus Best Supportive Care versus Physician’s Choice plus Best Supportive Care.  The primary endpoint of INSPIRE is overall survival. Full details of the INSPIRE trial, such as inclusion and exclusion criteria, as well as secondary endpoints, can be found on clinicaltrials.gov (NCT02562443).

About Oral Rigosertib

The oral form of rigosertib was developed to provide more convenient dosing for use where the duration of treatment may extend to multiple years. This dosage form may also support many combination therapy modalities.  To date, 368 patients have been treated with the oral formulation of rigosertib.  Initial studies with single-agent oral rigosertib were conducted in hematological malignancies, lower-risk MDS, and solid tumors.  Combination therapy of oral rigosertib with azacitidine and chemoradiotherapy has also been explored.  Currently, oral rigosertib is being developed as a combination therapy together with azacitidine for patients with higher-risk MDS who require HMA therapy.  A Phase 1/2 trial of the combination therapy has been fully enrolled and the preliminary results were presented in 2016. This novel combination is the subject of an issued US patent with earliest expiration in 2028.

Forward Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. These statements relate to Onconova Therapeutics, Inc.’s expectations regarding the INSPIRE Trial and the transactions contemplated by the licensing agreement. Although Onconova believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Onconova has attempted to identify forward-looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including Onconova’s ability to continue as a going concern, the need for additional financing and current plans and future needs to scale back operations if adequate financing is not obtained, the success and timing of Onconova’s clinical trials and regulatory approval of protocols, and those discussed under the heading “Risk Factors” in Onconova’s most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Any forward-looking statements contained in this release speak only as of its date. Onconova undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

General Contact

http://www.onconova.com/contact/

Investor Relations Contact

Katja Buhrer, Affinity Growth Advisors on behalf of Onconova Therapeutics

Katja.Buhrer@affinitygrowth.com / (212) 661-7004

Pint Pharma GmbH

Wipplingerstrasse 34 Top 112 — 119

Vienna (Austria)

Central line: +43 1 259 47 35

www.pint-pharma.com

Alejandra Pedraza

Head of Business & Corporate Development

Office:       +43 1 259 47 35 66

Email:   alejandra.pedraza@pint-pharma.com